Exhibit 10.18

Certain information contained in this document has been omitted because it is (i) not material and (ii) the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

CREDIT AGREEMENT

between

TREACE MEDICAL CONCEPTS, INC.

and

such other Persons joined hereto as a Borrower from time to time,

as Borrowers,

with

GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL,

as Lender

Dated as of December 17, 2025

27860159 v7

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS, ACCOUNTING TERMS AND PRINCIPLES OF CONSTRUCTION		9
1.01.	Terms Defined	9
1.02.	Accounting Terms	9
1.03.	UCC	9
1.04.	Construction	9
1.05.	Time References	2
1.06.	Schedules and Exhibits	2
ARTICLE 2 THE LOANS		2
2.01.	Credit Facility – Description.	2
2.02.	Funding Procedures.	3
2.03.	Interest and Fees.	4
2.04.	Additional Interest Provisions.	5
2.05.	Payments.	5
2.06.	Taxes; Increased Costs	6
2.07.	Lockboxes and Collections.	6
2.08.	Application of Proceeds of Collateral.	7
2.09.	Commitment Fee	8
ARTICLE 3 COLLATERAL		8
3.01.	Description	8
3.02.	Extent of Security Interests	9
3.03.	Lien Documents	9
3.04.	Other Actions.	9
3.05.	Searches	9
3.06.	Credit Balances; Additional Collateral.	9
3.07.	Reference to Other Loan Documents	10
ARTICLE 4 CLOSING AND CONDITIONS PRECEDENT TO ADVANCES		10
4.01.	Resolutions, Opinions and Other Documents	10
4.02.	Additional Preconditions to Revolving Loans	11
4.03.	Closing	12
4.04.	Non-Waiver of Rights	12
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		12
5.01.	Due Organization, Authorization, Power and Authority	12
5.02.	Collateral	13
5.03.	Litigation	13
5.04.	No Material Adverse Change	14
5.05.	Solvency	14
5.06.	Regulatory Compliance	14

i

27860159 v7

5.07.	Investments	14
5.08.	Tax Returns and Payments; Pension Contributions	14
5.09.	Use of Proceeds	15
5.10.	Full Disclosure	15
5.11.	Environmental Matters.	15
5.12.	Regulatory Compliance.	15
5.13.	Healthcare Matters.	16
5.14.	[Intentionally Omitted]	18
5.15.	[Intentionally Omitted]	18
5.16.	Lockboxes	18
5.17.	Borrowing Base Certificates	18
5.18.	Accounts.	18
5.19.	Representations and Warranties for each Revolving Loan	18
ARTICLE 6 AFFIRMATIVE COVENANTS		20
6.01.	Government Compliance.	20
6.02.	Financial Statements; Reports and Certificates; Notices	20
6.03.	Inventory; Returns	23
6.04.	Taxes; Pension	23
6.05.	Insurance	23
6.06.	Operating Accounts	23
6.07.	Protection of Intellectual Property Rights	24
6.08.	Litigation Cooperation	24
6.09.	Landlord Waivers; Bailee Waivers	24
6.10.	Creation/Acquisition of Subsidiaries	24
6.11.	Further Assurances	24
6.12.	Inspection	24
6.13.	Access to Cloud Services Provider and Books and Records	24
6.14.	Notice of Action	25
6.15.	Verification of Information	25
6.16.	Accounts Receivables Monitoring System	25
6.17.	Collateral Reporting	25
6.18.	Compliance with Laws.	26
6.19.	Post-Closing Obligations	26
ARTICLE 7 NEGATIVE COVENANTS		26
7.01.	Dispositions.	26
7.02.	Changes in Business, Management, Ownership or Business Locations.	27
7.03.	Mergers or Acquisitions.	27
7.04.	Indebtedness.	27
7.05.	Encumbrance..	27
7.06.	Maintenance of Collateral Accounts.	27
7.07.	Restricted Payments.	27
7.08.	Investments.	28
7.09.	Transactions with Affiliates..	28
7.10.	Subordinated Debt	28

27860159 v7

7.11.	Compliance..	28
7.12.	Compliance with Anti-Terrorism Laws.	28
7.13.	Financial Covenants	29
7.14.	Material Agreements..	29
7.15.	Term Loan Facility	29
ARTICLE 8 DEFAULT		29
8.01.	Events of Default	29
8.02.	Cure	31
8.03.	Rights and Remedies on Default.	31
8.04.	[Intentionally Omitted].	33
8.05.	Nature of Remedies	33
8.06.	Set-Off	33
8.07.	Application of Proceeds	33
ARTICLE 9 MISCELLANEOUS		33
9.01.	Governing Law	33
9.02.	Integrated Agreement	33
9.03.	Waiver and Indemnity.	33
9.04.	Time	34
9.05.	Expenses of Lender	34
9.06.	Confidentiality	34
9.07.	Notices	35
9.08.	Brokerage	35
9.09.	Headings	35
9.10.	Survival	35
9.11.	Successors and Assigns	35
9.12.	Duplicate Originals	36
9.13.	Modification	36
9.14.	Signatories	36
9.15.	Third Parties	36
9.16.	Waivers	36
9.17.	Consent to Jurisdiction	37
9.18.	Waiver of Jury Trial	37
9.19.	Publication	37
9.20.	Discharge of Taxes, Borrower’s Obligations, Etc.	37
9.21.	Injunctive Relief	37
9.22.	Successors and Assigns	37
9.23.	Severability	38
9.24.	Authority	38
9.25.	Usury Limit	38
9.26.	Termination	39

27860159 v7

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

Annex I Definitions
Annex II Taxes; Increased Costs

Exhibit 2.01(b) Form of Revolving Note

Exhibit 2.02(a) Form of Loan Request

Exhibit 4.01(r) Form of Closing Condition Officer’s Certificate

Exhibit 4.02(c) Form of Notice Letter Re: Commercial Obligors

Exhibit 6.02 Form of Compliance Certificate

Schedule 1.01 – Ineligible Obligors and Concentration Limits

Schedule 5.11 – Environmental Matters

27860159 v7

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is dated as of December 17, 2025, by and between TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Borrower”), and GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company, as lender (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to Borrower a Credit Facility in the maximum aggregate principal amount of up to Fifty Million and No/100 Dollars ($50,000,000) which will be secured by a first priority perfected security interest in the Collateral;

WHEREAS, Lender is willing to make the Credit Facility available to Borrower pursuant to the terms and provisions hereinafter set forth; and

WHEREAS, the parties desire to set forth the terms and conditions of their relationship in writing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING TERMS AND
PRINCIPLES OF CONSTRUCTION

1.01. Terms Defined. As used in this Agreement, those terms set forth in Annex I shall have the respective meanings set forth therein.

1

1.02. Accounting Terms. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

1.03. UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

1.04. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Revolving Loans, (ii) all expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Lender of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Lender reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the commitments of Lender. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

1.05. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in the State of New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

1.06. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

ARTICLE 2

THE LOANS

2.01. Credit Facility – Description.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a credit facility (“Credit Facility”) which shall include Advances which may be extended by Lender to or for the benefit of Borrower from time to time hereunder in the form of revolving loans (“Revolving Loans”) consisting of a line of credit facility which shall be made available to Borrower after the Closing Date in a maximum aggregate principal amount equal to the Initial Loan Commitment (such date of the initial Advance hereunder being referred to as the “Initial Revolving Loan Advance Date”) provided Borrower provides Lender: (i) not less than thirty (30) days’ prior written notice requesting the initial Advance hereunder; and (ii) prior to the initial Advance hereunder, (x) executed Control Agreements with respect to any Collateral Accounts maintained by Borrower (in form and substance satisfactory to Lender), (y) an original executed Revolving Note and (z) a fully executed Consent to Removal of Personal Property with respect to the facility located at 100 Palmetto Park Place, Ponte Vedra, FL 32081 in form and substance substantially similar to the Consent to Removal of Personal Property delivered to Term Loan Collateral Agent on the Closing Date. After the Closing Date, at the request of Borrower, and so long as no Default or Event of Default exists and with the prior written consent of Lender in its Permitted Discretion, the Initial Loan Commitment may be increased upon the written request of Borrower (which such request shall be made at least ten (10) Business Days prior to the proposed effective date of such Additional Tranche) to Lender to activate an Additional Tranche. The aggregate outstanding principal amount of all Advances shall not, at any time, exceed the Activated Facility Commitment; and the aggregate outstanding principal amount of all Revolving Loans shall not, at any time, exceed the Borrowing Base. In no event shall the initial principal amount of any Revolving Loan be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00). Subject to such limitation, the outstanding balance of all Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Revolving Loans which may be made by Lender. If the aggregate outstanding principal amount of all Revolving Loans exceeds the Borrowing Base, or if the aggregate outstanding principal amount of all Advances (whether in the form of Revolving Loans or otherwise), exceeds the Activated Facility Commitment, Borrower shall immediately repay such excess in full pursuant to Section 2.05(c) hereof. Lender has the right at any time, and from time to time, to set aside reserves against the Borrowing Base in such amounts as it may deem appropriate in Lender’s Permitted Discretion; provided that Lender shall provide Borrower with written notice of any adjustment to reserves the same day as adjustment is effected, and the parties hereto hereby agree that an updated Borrowing Base Certificate shall constitute such written notice. The Obligations of Borrower under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional. Notwithstanding anything to the contrary herein or in any Loan Document, in no event shall the aggregate principal amount of Revolving Loans outstanding exceed (and Lender shall not be obligated to make any Advances of Revolving Loans if the making of such Advance would cause the aggregate principal amount of Revolving Loans outstanding to exceed) the Activated Facility Commitment.

(b) At Closing, Borrower shall execute and deliver a promissory note to Lender in the principal amount of the Revolving Loan Commitment (as may be amended, modified or replaced from time to time, the “Revolving Note”). Upon activation of an Additional Tranche in accordance with Section 2.01(a) hereof, Borrower shall deliver to Lender an amended and restated Revolving Note evidencing the Activated Facility Commitment. The Revolving Note shall evidence Borrower’s joint and several, absolute and unconditional obligation to repay Lender for all Revolving Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Revolving Loan under the Credit Facility shall be deemed evidenced by the Revolving Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Note shall be substantially in the form set forth in Exhibit 2.01(b) attached hereto and made a part hereof.

(c) [Intentionally Omitted.]

(d) The initial term of the Credit Facility (the “Initial Term”) shall expire on January 1, 2031. All Revolving Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement (the “Maturity Date”). After the Maturity Date no further Revolving Loans shall be available from Lender.

(e) After the occurrence, and during the continuation of, an Event of Default, Lender may adjust the Advance Rate in order to reflect, in Lender’s Permitted Discretion, the aggregate amount or percentage of the Collections with respect to the Accounts and the Inventory; provided, that, immediately upon the cure or waiver of such Event of Default, the Advance Rate shall be automatically restored to the rate in effect immediately prior to such adjustment.

2.02. Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing, on and after the Initial Revolving Loan Advance Date, Lender will make Revolving Loans to Borrower. Lender shall provide Borrower with a report regarding the Borrowing Base then in effect (a “Borrowing Base Certificate”) (i) prior to the Initial Revolving Loan Advance Date, on a specified Business Day of each month and (ii) on and after the Initial Revolving Loan Advance Date, on a specified Business Day of each week (such weekly day to be mutually agreeable to Borrower and Lender (each such date shall be referred to herein as the “Settlement Date,” whether or not Borrower has requested a Revolving Loan to be made on such date)). Prior to the Initial Revolving Loan Advance Date, Borrower Representative shall cause the Borrowing Base Certificate received from Lender on the monthly Settlement Date to be executed by a duly Authorized Officer or the Designated Signatory and shall return such duly executed Borrowing Base Certificate to Lender within five (5) Business Days of such monthly Settlement Date. If Borrower does not request a Revolving Loan on any weekly Settlement Date, Borrower Representative shall cause the Borrowing Base Certificate to be executed by a duly Authorized Officer or the Designated Signatory and return such duly executed Borrowing Base Certificate to Lender within one (1) Business Day. Borrower may request a Revolving Loan on any other day of the week other than the Settlement Date (such day on which such Revolving Loan is requested to be made is referred to herein as the “Funding Date”). If Borrower requests a Revolving Loan on the Settlement Date or any Funding Date, which such request shall be received by Lender no later than 12:00 P.M. on such Settlement Date or Funding Date, as applicable, Lender shall prepare a Borrowing Base Certificate and a written request for such Revolving Loan substantially in the form of Exhibit 2.02(a) hereto (a “Loan Request”) and forward such Loan Request to Borrower Representative for execution. Subject to the terms and conditions of this Agreement, if the executed Borrowing Base Certificate and Loan Request are received by Lender before 2:00 P.M. on such Settlement Date or Funding Date, as applicable, Lender will advance on such Settlement Date or Funding Date (or the next Business Day if the executed Borrowing Base Certificate and Loan Request are received by Lender after 2:00 P.M.) to Borrower a Revolving Loan in the amount equal to the lesser of (i) the amount of the Revolving Loan requested by Borrower in the Loan Request, or (ii) the Borrowing Base Excess as of such date. Any Advances made by Lender hereunder shall be treated for all purposes as, and shall accrue interest at the same rate applicable to, Revolving Loans. In the event that the Loan Request does not comply with the foregoing requirements within the timing parameters set forth above, Lender is under no obligation to provide the requested Advance. In connection with a Loan Request made on any Settlement Date, Borrower may also elect a minimum loan amount (a “Minimum Loan Amount”). Upon the election of any Minimum Loan Amount, such Minimum Loan Amount shall remain in effect until the next Settlement Date. The Borrower may submit a Minimum Loan Amount election with the Accounts Detail File via electronic mail on any Download Date or by electronic mail or through Lender’s platform prior to 12:00 P.M. on the applicable Settlement Date.

(b) The Borrowing Base Certificate and the Loan Request may be delivered via facsimile or digitally scanned and delivered by internet electronic mail, and Borrower acknowledges that Lender may rely on Borrower’s signature by facsimile or by scanned image, which shall be legally binding upon Borrower.

(c) Whether or not Borrower has requested a Revolving Loan to be made on such date, Lender may at any time charge against the Borrowing Base an amount equal to all fees, Expenses, principal, interest or other amounts as and when due and payable to Lender hereunder, and such charge shall be deemed to be a Revolving Loan and an Advance hereunder.

(d) Monthly Accounts Detail File.

(i) Not later than 5:00 P.M. on the tenth (10th) day after the preceding month-end (the “Download Date”), Borrower will deliver to Lender a system-generated month end data file associated with the Accounts, which shall include, without limitation, the information required by Lender to enable Lender to process and value the outstanding Accounts of Borrower, as well as bill and collect such Accounts if an Event of Default exists

(“Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender or its agent will prepare and deliver to Borrower Representative a Borrowing Base Certificate by no later than 12:00 P.M. on the next Settlement Date, provided, however, if the Accounts Detail File is received less than one (1) Business Day prior to the Settlement Date, the Borrowing Base will not be updated until the next Settlement Date (unless Lender, in its sole discretion, elects to update the Borrowing Base sooner).

(ii) No later than 5:00 P.M. (Eastern time) on the tenth (10th) day after the preceding month end, Borrower will deliver to Lender, (A) a system-generated invoice file (the “Invoice File”), reflecting all invoiced billed to customers for a rolling six-month period (or such other timeframe as reasonably specified by Lender) with such rolling six-month period beginning ten (10) months prior to the most recent month end; and (B) a system-generated transaction file, reflecting all transactional activity on the invoices reflected in the Invoice File for the most recent trailing ten month period (or such other timeframe as reasonably specified by Lender).

(iii) No later than 5:00 P.M. ten (10) days after the preceding month end Borrower will deliver to Lender a system-generated monthly cash posting file for such preceding month.

(e) Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall be made in the exercise of Lender’s Permitted Discretion and shall, in the absence of error, be presumed correct; provided, however, that Lender shall promptly provide, upon Borrower’s request, a reasonably detailed calculation of such determination.

2.03. Interest and Fees.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the date made until such Revolving Loan is paid in full, at a floating rate per annum equal to the Term SOFR plus the Applicable Rate (together, the “Interest Rate”). In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify Borrower in writing of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(b) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Revolving Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is cured or waived, and interest accruing at the Default Rate shall be payable upon demand.

(c) Should the Credit Facility be terminated, in whole or in part, for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender’s commitment hereunder, Borrower shall unconditionally be obligated to pay at the time of such termination, a Termination Fee as set forth in the Fee Letter; provided, however, that no Termination Fee shall be payable if such termination occurs in connection with a refinancing of the Obligations with Lender or an Affiliate of Lender so long as the Term Loans have been or are, substantially concurrent with such refinancing of the Obligations, also refinanced with an Affiliate or Affiliates of Lender. Borrower acknowledges that the Termination Fee is an estimate of Lender’s damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents which by their terms specifically survive termination shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations (other than inchoate indemnity obligations for which no claim has been asserted in writing) to Lender, in full, in immediately available funds together with the applicable Termination Fee, if any.

(d) Borrower shall pay to Lender when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter. Except as otherwise expressly provided in the Fee Letter, such fees shall be deemed fully earned and non-refundable upon payment.

2.04. Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Revolving Loans shall be based on a year of three hundred sixty (360) days and charged pro rata for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Revolving Loans shall, to the extent not prohibited by Applicable Law, continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy or insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.05. Payments.

(a) All accrued interest on the Revolving Loans shall be due and payable monthly on the first calendar day of each month commencing with the first calendar day of the month immediately following the Initial Revolving Loan Advance Date. Any accrued Unused Line Fees and Collateral Monitoring Fees for each calendar month shall be due and payable monthly on the first calendar day of the following calendar month.

(b) If at any time the aggregate principal amount of all Revolving Loans outstanding exceeds the Borrowing Base then in effect, or, the aggregate of all Advances exceeds the Activated Facility Commitment, Borrower shall immediately make such principal prepayments of the Revolving Loans (subject to the terms of Section 2.03(c)) as is necessary to eliminate such excess.

(c) The entire principal balance of all of the outstanding Advances, together with all unpaid accrued interest thereon and the Termination Fee, if any, and any unpaid Unused Line Fees and Collateral Monitoring Fees shall be due and payable on the Maturity Date.

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

(f) [Intentionally Omitted.].

(g) All payments and prepayments shall be applied as set forth in Section 2.07(f) and Section 2.08(b). Except as otherwise provided herein, all payments by (or on behalf of) Borrower hereunder (including principal, interest, fees and any other amount due hereunder) shall be remitted to Lender in immediately available funds not later than 2:00 P.M. on the date specified herein; provided that, for the avoidance of doubt, any such payments shall be deemed not to have been received by Lender on any day unless immediately available funds have been credited to the Collection Account prior 2:00 P.M. on such day. Any payment received by Lender in immediately available funds in the Collection Account later than 2:00 P.M. shall be deemed to have been received on the following day and any applicable interest, fee or other amount shall continue to accrue until such following day. Whenever any payment is stated as due on a calendar day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and interest and any other amount due hereunder shall continue to accrue during such extension. In addition, and notwithstanding anything to the contrary contained in this Agreement, each Borrower hereby authorizes Lender to charge interest, principal, fees and all other amounts due to Lender hereunder as and when due against the Borrowing Base with respect to any such payments due and payable under the Revolving Loans, and each such charge shall be deemed to be a Revolving Loan and an Advance hereunder, as of the date on which such payment is due.

2.06. Taxes; Increased Costs. Borrower and Lender each hereby agree to the terms and conditions set forth on Annex II attached hereto.

2.07. Lockboxes and Collections.

(a) Prior to the Initial Revolving Loan Advance Date, Borrower will enter into springing Control Agreements in respect of the Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender and shall instruct the Lockbox Bank maintaining the Commercial Lockbox that all Collections sent to the Commercial Lockbox shall be deposited into a bank account at the Lockbox Bank in the name of Borrower (which account shall be subject to a Control Agreement in favor of Lender). Borrower shall also instruct the Lockbox Bank as described further in the Depository Agreements to initiate or accept initiation by Lender of a daily transfer of all available funds to an account of Lender to be designated by Lender (the “Collection Account”).

(b) From and after the Initial Revolving Loan Advance Date, Borrower will use commercially reasonable efforts to instruct all of its account debtors to pay and send all Collections with respect to all of the Accounts directly to the Commercial Lockbox. In the event that Borrower receives any Collections that should have been sent to the Commercial Lockbox, Borrower will, promptly upon receipt and in any event within one (1) Business Day of receipt (except with regard to Collections aggregating less than $100,000.00, within three (3) Business Days of receipt), forward such Collections directly to the Commercial Lockbox (or deposit such Collections into a Collateral Account subject to a Control Agreement). Until so forwarded or deposited, such Collections shall be held in trust for the benefit of Lender.

(c) From and after the Initial Revolving Loan Advance Date, Borrower shall not withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox are deposited, nor shall Borrower change the procedures under the agreements governing the Commercial Lockbox and related accounts.

(d) From and after the Initial Revolving Loan Advance Date, Borrower will cooperate with Lender in the identification and reconciliation on a monthly basis of all amounts received in the Commercial Lockbox. If more than fifteen percent (15%) of the Collections since the prior month end is not identified or reconciled to the satisfaction of Lender within twenty (20) Business Days of receipt, Lender shall not be obligated to make further Revolving Loans until such unidentified or unreconciled Collections are identified or reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Lender within the time period specified above, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrower’s expense (which, in the case of Lender’s own staff, shall be in accordance with Lender’s then-prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrower will not knowingly send to or deposit in the Commercial Lockbox any funds other than payments made with respect to Accounts and Agency Receivables.

(f) From and after the Initial Revolving Loan Advance Date, if no Event of Default has occurred and is continuing, and subject to the provisions of Section 2.05(g), on each Business Day, Lender shall cause all Collections deposited and/or transferred to the Collection Account on the prior Business Day to be disbursed in the following order of priority:

(i) to Lender, any costs and Expenses of Lender required to be paid or reimbursed by Borrower under this Agreement or under any of the other Loan Documents;

(ii) to Lender, in the amount of any Borrowing Base Deficiency, if any, to be applied against the Obligations;

(iii) subject to Section 2.03(c), to Lender, the amount of any prepayment of principal of which Borrower has given at least two (2) Business Days prior written notice; and

(iv) to Lender, to be applied to any Advances outstanding under the Revolving Loans until the Revolving Loan balance equals the Minimum Loan Amount.

In addition, so long as no Default or Event of Default shall have occurred, on each Settlement Date, Lender shall disburse to Borrower the amount, if any, by which the collected balance in the Collection Account exceeds the greater of (x) the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on or before the next Settlement Date and (y) the Minimum Loan Amount. Subject to the foregoing, any additional repayment of principal amounts hereunder shall require at least two (2) Business Days’ prior notice from Borrower to Lender.

2.08. Application of Proceeds of Collateral.

(a) Unless this Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and be continuing, Lender agrees to apply all Collections as set forth in Section 2.07(f) hereof.

(b) If an Event of Default shall have occurred and remain outstanding, Lender may apply Collections, any other proceeds of Collateral and all other payments received by Lender to the payment of the Obligations in such manner and in such order as Lender may elect in its sole discretion; provided, however, that upon payment in full of the Obligations, Lender shall return any excess funds to Borrower.

(c) Transfer of Funds from Blocked Accounts. During a Cash Control Period (as defined below), Lender shall have the right and obligation, at Lender’s election in its sole discretion, to require that funds on deposit in a Blocked Account be transferred on each Business Day as directed by Lender pursuant to the terms of the applicable Control Agreement and applied to the outstanding Obligations, and Borrower agrees to take all actions required by Lender or by any bank at which any Blocked Account is maintained in order to effectuate the transfer of funds in this manner. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such instruments have actually been collected. Following the termination of any Cash Control Period, Lender agrees to promptly (and in any event within five (5) Business Days) take all actions required by Borrower to rescind or nullify any automatic transfers of funds deposited into any Blocked Account and to give Borrower control over the Blocked Accounts and all funds deposited therein, subject to the terms of a Control Agreement.

2.09 Commitment Fee. As of the Closing, Lender has fully earned, and Borrower shall have paid to Lender, a non-refundable (except as otherwise expressly set forth in the Fee Letter) Commitment Fee as set forth in the Fee Letter. Upon funding of each Additional Tranche, Lender shall have fully earned, and Borrower shall have paid to Lender, an additional non-refundable (except as otherwise expressly set forth in the Fee Letter) commitment fee as set forth in the Fee Letter, which shall be deemed non-refundable when paid.

ARTICLE 3

COLLATERAL

3.01. Description. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of Borrower in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”): all goods, Accounts (including health‑care-insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

All capitalized terms in this Section 3.01 shall have the meanings set forth in the Uniform Commercial Code unless otherwise defined herein.

Borrower and the Lender hereby acknowledge and agree that the security interest created hereby in the Collateral (i) constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising and (ii) is not to be construed as an assignment of any copyrights, copyright licenses, patents, patent licenses, trademarks or trademark licenses.

Notwithstanding the foregoing, the Collateral does not include (a) any interest of Borrower as a lessee or sublessee under a real property lease; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity); (c) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Lender; (d) any “intent to use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. Section 1051(1)(c) or 1051(1)(d), respectively, or if filed has not been deemed in conformance with 15 U.S.C. Section 1051(a) or examined and accepted, respectively, by the United States Patent Trademark Office; (e) any governmental licenses or state or local franchises, charters and authorizations, to the extent that Lender may not validly possess a security interest in any such license, franchise, charter or authorization under Applicable Law; and (f) any Agency Receivables held by Borrower, provided that such accounts are identifiable in Borrower’s books and records.

3.02. Extent of Security Interests. The security interest granted in Section 3.01 hereof shall extend and attach to all Collateral which is presently in existence or hereafter acquired and which is owned by Borrower or in which Borrower has any interest, whether held by Borrower or by others for Borrower’s account, and wherever located.

3.03. Lien Documents. At Closing and from time to time thereafter as Lender may reasonably request, Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

(a) Financing Statements. Financing statements pursuant to the UCC, which Lender may file in the jurisdiction in which Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

(b) Other Agreements. Any other agreements, documents, instruments and writings, including security agreements, deposit account control agreements, deeds of trust or mortgages with respect to any real Property owned by Borrower, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s Liens and security interest in the Collateral or as Lender may reasonably request from time to time, including a waiver agreement from each landlord with respect to any real Property leased by Borrower, in form and substance satisfactory to Lender.

3.04. Other Actions.

(a) In addition to the foregoing, Borrower shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s request, Borrower shall also promptly deliver (with execution by Borrower of all necessary documents or forms to reflect Lender’s security interest therein) to Lender all items for which Lender must receive possession to obtain a perfected security interest (and only to the extent perfection cannot be achieved by the filing of a financing statement).

(b) Lender is hereby authorized to file financing statements naming Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower’s signature if permitted by law. Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole discretion may determine, Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral (in each case, except for (i) Liens in favor of the Term Loan Lenders as contemplated by the Intercreditor Agreement and (ii) Permitted Liens) including executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all Deposit Accounts, Letter-of-Credit Rights and Investment Property (each as defined in the UCC).

3.05. Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably determine from time to time, at Borrower’s expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrower in this Agreement):

(a) UCC Searches. With respect to Borrower, UCC searches with the Secretary of State and local filing office of its jurisdiction of organization and local filing office of each state where Borrower maintains its chief executive office and/or a place of business or assets;

(b) Judgments, Etc. Judgment, federal tax Lien and corporate tax Lien searches against Borrower, in all applicable filing offices of each state searched under Section 3.05(a) hereof.

3.06. Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loans may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and final payment and satisfaction of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted in writing). The Liens and security interests granted to Lender herein and any other Lien or security interest which Lender may have in any other assets of Borrower secure payment and performance of all present and future Obligations. Upon the termination of this Agreement and the payment in full in cash of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted in writing), Lender shall promptly (and in any event within ten (10) days) release its Liens on the Collateral and return any Property of Borrower in its possession.

(b) Notwithstanding Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or Property other than the Collateral, or by the guaranty, endorsement, assets or Property of any other Person, Lender shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, Liens, security interests or remedies, or any of Lender’s rights under this Agreement.

3.07. Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of Borrower regarding the Collateral covered by such Loan Documents.

ARTICLE 4

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement and the making of each Revolving Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

4.01. Resolutions, Opinions and Other Documents. Prior to the Closing, Borrower shall have delivered to Lender the following:

(a) original Loan Documents (including Control Agreements), each duly executed by Borrower and each Subsidiary, as applicable;

(b) a duly executed legal opinion of counsel to Borrower dated as of the Closing Date;

(c) a completed Perfection Certificate for Borrower and each of its Subsidiaries;

(d) a duly executed Fee Letter;

(e) [reserved];

(f) duly executed copies of the Term Loan Agreement, Intercreditor Agreement and the other Term Loan Documents, each dated as of the Closing Date;

(g) a duly executed Intellectual Property Security Agreement;

(h) the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(i) a certificate of Borrower executed by an Authorized Officer of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(j) incumbency certificates identifying all Authorized Officers of Borrower, with specimen signatures;

(k) certified copies, dated as of date no earlier than thirty (30) days prior to the Closing Date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(l) payment by Borrower of all Expenses (net of the $100,00 diligence deposit deposited with Term Loan Lender) associated with the Credit Facility incurred to the Closing Date and any fees payable on the Closing Date pursuant to the Fee Letter;

(m) satisfactory background checks on the senior management of Borrower;

(n) a duly executed payoff letter in form and substance satisfactory to Lender evidencing the repayment in full and release of liens with respect to Borrower’s Existing Loan Agreement together with such termination and release documents including but not limited to, UCC-3 terminations, control agreement termination notices, intellectual property security agreement termination notices, and landlord waiver termination notices;

(o) evidence satisfactory to the Lender that the insurance policies required by Section 6.05 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Lender;

(p) all UCC financing statements and similar documents required to be filed in order to create in favor of Lender a first priority and exclusive (except for Permitted Liens and the liens in favor of the Term Loan Lenders permitted under the Intercreditor Agreement) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been (or will be simultaneous with the Closing) properly filed in each office in each jurisdiction required;

(q) all information necessary for Lender to issue wire transfer instructions on behalf of Borrower for the initial and subsequent Revolving Loans and/or Advances, including disbursement authorizations in form acceptable to Lender;

(r) a certificate in the form attached hereto as Exhibit 4.01(r) dated the Closing Date and signed by an Authorized Officer of Borrower certifying that all of the conditions specified in this Section 4.01 and Section 4.02 hereof have been fulfilled and that there has not occurred any Material Adverse Change since September 30, 2025; and

(s) all other documents, information and reports required to be executed and/or delivered by Borrower under any provision of this Agreement or any of the Loan Documents.

4.02. Additional Preconditions to Revolving Loans. Lender’s obligation to make the initial Revolving Loan and each subsequent Revolving Loan shall be subject to the satisfaction of each of the following conditions:

(a) After giving effect to each such Revolving Loan, (i) the aggregate principal amount of all Revolving Loans outstanding shall not exceed the Borrowing Base then in effect and the aggregate amount of all Advances shall not exceed the Revolving Loan Commitment and (ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(b) All representations and warranties of Borrower shall be deemed reaffirmed as of the making of such Revolving Loan and shall be true and correct in all material respects both before and after giving effect to such Revolving Loan (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), and no Event of Default shall have occurred and be continuing, and Borrower shall have certified such matters to Lender.

(c) After the Closing Date, to the extent any Obligor is not then making payments to the Commercial Lockbox, Borrower shall have signed and delivered to Lender notices, in the form of Exhibit 4.02(c), directing such Obligor(s) to make payment to the Commercial Lockbox.

(d) Borrower shall have taken all actions necessary to permit Lender’s accounts receivable monitoring system to interpret the files (including the Accounts Detail File) provided by Borrower to Lender with respect to all of the Eligible Accounts.

(e) The lockbox arrangements required by Section 2.08 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender’s reasonable satisfaction, as required by Section 2.07(d) hereof.

(f) Borrower shall have taken such other actions, including the delivery of documents and opinions, as Lender may reasonably request.

(g) No Default or Event of Default hereunder shall have occurred and be continuing.

(h) Borrower shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein including the provisions of Articles 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date and as of the date of the making of each Advance.

4.03. Closing. Subject to the conditions of this Article 4, the Credit Facility shall be made available on the date (the “Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.01 and 4.02 hereof are completed (the “Closing”).

4.04. Non-Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Revolving Loans under the Credit Facility to Borrower, Borrower warrants and represents to Lender that:

5.01. Due Organization, Authorization, Power and Authority. Each of Borrower and its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of Property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, each of Borrower and its Subsidiaries has delivered to Lender a completed perfection certificate and any updates or supplements thereto on, before or after the Closing Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their Property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any agreement material to the business of Borrower by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.02. Collateral.

(a) Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Lender in connection herewith in respect of which Borrower or such Subsidiary has given Lender notice and taken such actions as are necessary to give Lender a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to (i) Liens in favor of the Term Loan Collateral Agent as contemplated by the Intercreditor Agreement, and (ii) Permitted Liens that, under applicable law, have priority over Lender’s Lien.

(c) On the Closing Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

5.03. Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Two Million Dollars ($2,000,000).

5.04. No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Lender fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2024, there has not been a Material Adverse Change.

5.05. Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.06. Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Since January 1, 2022, neither Borrower’s nor any of its Subsidiaries’ real properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any Hazardous Substance other than in material compliance with Environmental Laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to obtain such consent, approval or authorization would not reasonably be expected to result in a Material Adverse Change.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any Property or interest in Property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.07. Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.08. Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries have timely filed (taking into account any applicable extensions) all federal income tax returns and all other material franchise, state and local tax returns and reports required to be filed, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries other than such taxes in an amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any one time, in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes (i) are being contested in accordance with the next sentence or (ii) arise from registering with any state or local taxing authority to which any Loan Party or its Subsidiaries has established nexus; provided that any such Taxes do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time and are paid within one (1) year of such registration. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, provided, further, that such action would not involve any material risk of the sale, forfeiture or loss of any material portion of the Collateral. Except as set forth in the Perfection Certificate delivered on the Closing Date, neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional material Taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.09. Use of Proceeds. The extensions of credit under and proceeds of the Credit Facility shall be used (i) to repay existing Indebtedness of Borrower and (ii) for working capital and general business purposes.

5.10. Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material).

5.11. Environmental Matters. Except as disclosed on Schedule 5.11 hereto, Borrower has no Knowledge:

(a) violations of any Environmental Laws on any of the real Property owned or leased by Borrower with respect to which Borrower has received written notice from any Governmental Authority which remains outstanding or unresolved;

(b) of any claims or actions pending threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real Property occupied by Borrower by any Governmental Authority or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c) of the presence of any Hazardous Substances on any of such real Property occupied by Borrower;

(d) of any such real Property occupied by Borrower ever having been used by Borrower or any other Person, to refine, produce, store, handle, transfer, process, transport or dispose of Hazardous Substances other than in full compliance with Environmental Laws;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real Property occupied by Borrower, or that have been on or under any such real Property occupied by Borrower but removed therefrom;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real Property occupied by Borrower; or of any spills, releases, discharges, disposal or storage of Hazardous Substances in violation of any Environmental Laws that have occurred or are presently occurring on any other real Property directly as a result of the conduct, action or activities of Borrower (excluding the storage of Hazardous Substances in the ordinary course of business and in compliance with Environmental Laws), which could reasonably be expected to result in a Material Adverse.

5.12. Regulatory Compliance.

(a) Borrower is and, during the past three (3) years, has been in compliance in all material respects with all applicable Healthcare Laws. Borrower has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted. No Regulatory Authority has provided any written notice to Borrower that it is considering limiting, suspending, or revoking such Registrations or requiring material changes to the marketing classification or labelling, where such changes would reasonably be expected to materially adversely affect any product of Borrower. Except as would not reasonably be expected to result in a Material Adverse Change, any third party that is a manufacturer, supplier, distributor or independent sales agent for Borrower is in compliance, and has been (to the extent applicable) in compliance, in each case, in all material respects, with all Registrations required by relevant Regulatory Authorities and all applicable Healthcare Laws that reasonably pertain to product components of, accessories to, or products regulated as medical devices and marketed or distributed by Borrower. There are no facts that would reasonably be expected to result in any material Regulatory Action by that Regulatory Authority.

(b) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labelled, distributed, promoted, sold or marketed by Borrower that are subject to the jurisdiction of any Regulatory Authority have been and are being, designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labelled, distributed, promoted, sold and marketed in compliance in all respects with all applicable Healthcare Laws, in each case except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

(c) Borrower is not subject to any material obligation arising under a Regulatory Action, and no such obligation has been threatened in writing. Borrower has not received any written notice that there is any Regulatory Action or any other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or material request for information from the FDA relating to compliance with Healthcare Laws pending against Borrower or an officer, or director of Borrower, excluding (i) routine audits, inspections and inquiries in the ordinary course of business, and (ii) matters that have been fully resolved to the satisfaction of the applicable Regulatory Authority. Borrower has no material liability (whether actual or contingent) for failure to comply with any applicable Healthcare Laws.

(d) As of the Closing Date, Borrower is not undergoing any inspection that is outside the ordinary course by any Regulatory Authority related to any activities or products of Borrower that are subject to any Healthcare Laws.

(e) Borrower has not received any written notice from any Regulatory Authority alleging that Borrower is not in material compliance with any applicable Healthcare Law. Since December 31, 2024, no product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity except for recalls duly reported to the FDA. Borrower has not received notice from any Governmental Authority of any proceedings seeking or threatening the withdrawal, recall, revocation, suspension, import detention, or seizure of any of Borrower’s product.

(f) Borrower and its Subsidiaries have obtained and maintained all material Governmental Approvals required pursuant to any applicable Healthcare Laws, and all of such Governmental Approvals are in full force and effect. Borrower and its Subsidiaries have fulfilled and performed all of its material obligations with respect to the Governmental Approvals, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such Governmental Approval.

(g) There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged material lack of safety, efficacy, or regulatory compliance of Borrower’s or its Subsidiaries’ products (collectively, “Safety Notices”) that resulted in, or could reasonably be expected to result in, a material liability. There are no facts or circumstances that would be reasonably likely to result in (i) a material Safety Notice with respect to any of Borrower’s or its Subsidiaries’ products, (ii) a material adverse change in labeling of any of Borrower’s or its Subsidiaries’ products (excluding routine labeling updates requested by a Regulatory Authority in the ordinary course of business); or (iii) a termination or suspension of marketing or testing of any Borrower’s or its Subsidiaries’ products.

5.13. Healthcare Matters.

(a) Healthcare Permits. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, Borrower has (i) each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary for the ownership of its assets and the conduct of its business, and (ii) no Knowledge that any Governmental Authority is taking action or has threatened in writing to limit, suspend or revoke any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect, and Borrower is in material compliance with the terms and conditions of all such Healthcare Permits.

(b) Medicare and Medicaid. Borrower does not bill, receive reimbursement from or otherwise participate as a provider or supplier in the Medicare or Medicaid program.

(c) No Violation of Healthcare Laws.

(i) Borrower is not and, during the past three (3) years, has not been in violation of any Healthcare Laws, except where such violation would not reasonably be expected to result in a Material Adverse Change.

(d) Healthcare Proceedings. Borrower is not subject to any Healthcare Proceeding or, to Borrower’s Knowledge, investigation by any Governmental Authority relating to any actual non-compliance with any Healthcare Law in any material respect. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Healthcare Permit of Borrower or any Subsidiary of Borrower.

(e) Material Statements. To Borrower’s Knowledge, neither Borrower, nor any Subsidiary of Borrower, nor any officer, affiliate, employee or authorized agent of Borrower or any Subsidiary of Borrower acting on behalf of Borrower or such Subsidiary, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact that must be disclosed to the FDA, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(f) Prohibited Transactions. Neither Borrower, nor any Subsidiary of Borrower, has, except where any of the following would not reasonably be expected to result in a Material Adverse Change, (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Healthcare Law; (ii) given or agreed to give any gift or gratuitous payment of any kind, nature or description (whether in money, Property or services) in violation of any Healthcare Law; (iii) made or agreed to make any contribution, payment or gift of funds or Property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in violation of any Healthcare Law; (iv) established or maintained any unrecorded fund or asset or made any misleading, false or artificial entries on any of its books or records in violation of any Healthcare Law; or (v) made, or agreed to make, any payment to any person with the intention or understanding that any part of such payment would be violate any Healthcare Law. To Borrower’s Knowledge, no person has filed or has threatened in writing to file against Borrower or any of its Subsidiaries an action under any federal or state whistleblower statute related to violations of Healthcare Law, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g) Exclusion. Neither Borrower, nor any Subsidiary of Borrower, officer, director, partner, independent sales agent or managing employee of Borrower or any Subsidiary of Borrower has been (or has threatened to be) (i) excluded from Medicare or Medicaid pursuant to 42 U.S.C. § 1320a-7 and related regulations, or (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other Applicable Laws or regulations.

(h) Corporate Integrity Agreement. Neither Borrower, nor any Subsidiary of Borrower, nor any officer, director, partner, agent or managing employee of Borrower or any Subsidiary of Borrower is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal written agreement with any Governmental Authority concerning compliance with Healthcare Laws.

5.14. [Intentionally Omitted].

5.15. [Intentionally Omitted].

5.16. Lockboxes. The Commercial Lockbox is the only lockbox account maintained by Borrower, and each Obligor of an Eligible Account has been (or will be immediately after Closing) directed by the notice substantially in the form attached as Exhibit 4.02(c) to this Agreement, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox.

5.17. Borrowing Base Certificates. Each Borrowing Base Certificate signed by Borrower, on behalf of Borrower, contains an accurate summary of all Eligible Accounts and Eligible Inventory of Borrower contained in the Borrowing Base as of its date.

5.18. Accounts.

(a) Borrower has not done anything to interfere with the collection of the Accounts, and Borrower has not amended or waived the terms or conditions of any Account or any related contract in any material adverse manner or in any manner not consistent with the Ordinary Course of Business unless any such amendment or waiver is promptly and accurately reflected in the immediately following Account Detail File delivered to Lender pursuant to the terms of this Agreement.

(b) Borrower has made all material undisputed payments to Obligors when due necessary to prevent any Obligor from offsetting any earlier overpayment to Borrower against any amounts such Obligor owes on an Account and has notified Lender of any disputed payment to any Obligor in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

(c) All monthly subscription and service fees and other amounts due and owing to Oracle America, Inc. pursuant to the Subscription Services Agreement for NetSuite cloud services between Oracle America, Inc. and Borrower are paid and current as of the most recent month end.

5.19. Representations and Warranties for each Revolving Loan. As of each date that Borrower shall request any Revolving Loan, Borrower shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base (as calculated in the most recently delivered Borrowing Base Certificate), each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

(b) All information relating to such Account that has been delivered to Lender is true, complete and correct in all material respects. With respect to each Account, Borrower has delivered to the Obligor all material requested supporting documents, and all information set forth in the bill and supporting documents is true, complete and correct in all material respects.

(c) Other than Permitted Liens, there is no Lien or adverse claim in favor of any third party, nor any filing against Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrower as being obligated to do so, and, to Borrower’s Knowledge, recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account or general intangible within the meaning of the UCC.

(e) No such Account requires the approval of any third Person for such Account to be pledged as Collateral to Lender hereunder.

(f) Borrower does not have any guaranty of, letter of credit support for, or collateral security for such Account, other than any such guaranty, letter of credit or collateral security as has been pledged as Collateral to Lender.

(g) The Obligor with respect to such Account is located in the United States (unless otherwise approved by Lender, in its sole discretion, in the definition of Eligible Accounts).

(h) The representations and warranties made by Borrower in the Loan Documents and all financial or other information delivered to Lender with respect to Borrower and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

(i) If requested by Lender, a copy of each related contract, if any, to which Borrower is a party involving annual payments or revenue in excess of One Million and No/100 Dollars ($1,000,000.00) has been delivered to Lender unless Borrower shall have, prior to the related Funding Date, certified in an Officer’s Certificate that such delivery is prohibited by the terms of the contract or by law, and the circumstances of such prohibition.

(j) Such Account was billed in accordance with Borrower’s standard billing practices no later than thirty (30) days after the later of (i) the date the goods or services giving rise to such Account were delivered or rendered, as applicable, or (ii) the date Borrower receives the applicable sales order, purchase order, or other requisite documentation from the Obligor necessary to generate an invoice, and each bill contains an express direction requiring the Obligor to remit payments to the Commercial Lockbox.

(k) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(l) Neither such Account nor the related contract contravenes any laws, rules or regulations applicable thereto in a manner that would adversely affect the validity or enforceability of such Account, and to Borrower’s Knowledge, no party to such related contract is in material violation of any such law, rule or regulation in connection with such contract.

(m) As of the applicable Funding Date, to Borrower’s Knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

(n) The ENV of all Eligible Accounts shall not exceed any of the Concentration Limits.

(o) It is genuine and in all respects what it purports to be.

(p) It arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto.

(q) It is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available upon request to Lender.

(r) It is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or other adverse condition except for (i) Lender’s Lien, and (ii) offsets, deductions, defenses, disputes, counterclaims or other adverse conditions arising in the Ordinary Course of Business and disclosed to Lender (including, without limitation, standard returns, warranties, and disputes customary for Borrower’s industry); and it is properly owing by Obligor.

(s) No purchase order, agreement, document or Applicable Law contains any restriction on the assignment of the Account to Lender that is effective under Applicable Law (including the UCC), and the applicable Borrower is the sole payee or remittance party shown on the invoice.

(t) No extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business and disclosed to Lender.

(u) To Borrower’s Knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Obligor had the capacity to contract when the Account arose, met the applicable Borrower’s customary credit standards at the time such Account arose, is not subject to an insolvency proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions pending or, to Borrower’s Knowledge, threatened in writing against any Obligor that could reasonably be expected to materially and adversely affect the Obligor’s ability to pay such Account.

ARTICLE 6

AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

6.01. Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Lender for the ratable benefit of the Lender, in all of the Collateral.

6.02. Financial Statements; Reports and Certificates; Notices.

(a) Deliver to Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lender, consolidating balance sheet and income statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Lender;

(ii) as soon as available, but no later than (i) forty-five (45) days after the last day of each of Borrower’s three fiscal quarters and (ii) sixty (60) days after the last day of Borrower’s fourth fiscal quarter (or, if applicable, in each case, such later date as may be permitted by the SEC pursuant to a filing on Form 12b-25 or similar extension), a company prepared consolidated and, to the extent prepared by Borrower in the ordinary course of business, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer as fairly presenting in all material respects the financial condition of Borrower and its Subsidiaries (subject to normal year-end audit adjustments and the absence of footnotes);

(iii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;

(iv) as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) Business Days’ after such approval and (y) February 28 of such year, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to the Lender no later than seven (7) days after such approval);

(v) within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);

(vi) [Reserved];

(vii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within ten (10) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a Material Adverse Change on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change, provided that Borrower shall not be required to disclose any information that is subject to attorney-client privilege;

(vi) prompt written notice of any event that could reasonably be expected to result in a determination of invalidity, unenforceability or unregisterability of any Intellectual Property (or any challenge thereto) or could reasonably be expected to result in a Material Adverse Change;

(vii) written notice delivered at least (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(viii) written notice delivered (1) at least (10) Business Days’ prior to Borrower’s (A), changing its respective jurisdiction of organization, (B) changing its organizational structure or type, (C) changing its respective legal name, or (D) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization and (2) within ten (10) Business Days of adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in Collateral of Borrower or any of its Subsidiaries);

(ix) upon Borrower becoming aware of the existence of any Default or Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default, and Borrower’s proposal regarding how to cure such Default or Event of Default;

(x) immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xi) notice of any commercial tort claim (as defined in the UCC) or letter of credit rights (as defined in the UCC) held by Borrower or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xii) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xiii) prompt notice of the termination of or waiver (that adversely affects the Lender) under any Material Agreement;

(xiv) prompt delivery of (and in any event within two (2) Business Days after the same are sent or received) copies of any notices sent to or received from the Term Loan Collateral Agent or any Term Loan Lender; and

(xv) other information as reasonably requested by Lender.

Notwithstanding the foregoing, the financial statements or reports and notices required to be delivered pursuant to all clauses above may be delivered electronically and shall be deemed to have been delivered on the date on which Borrower posts such documents, filed on the SEC EDGAR website or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address provided, however, Borrower shall promptly notify the Lender in writing (which may be by electronic mail) of the posting of any such documents (provided further, that the failure to provide such notice shall not affect the validity or effectiveness of the delivery of such documents for purposes of compliance with this Section).

(b) Concurrently with the delivery of the financial statements specified in Section 6.02(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.08 hereof;

(iii) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability to Borrower or any of its Subsidiaries of more than Two Million Dollars ($2,000,000.00); and

(iv) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

(c) Concurrently with the delivery of the financial statements specified in Section 6.02(a)(ii) above but no later than forty-five (45) days after the last day of each quarter, deliver to Lender:

(i) copies of any material Governmental Approvals obtained by Borrower and its Subsidiaries.

(d) Concurrently with the delivery of the financial statements specified in Section 6.02(a)(ii) above but only for the second and fourth fiscal quarters of Borrower and no later than forty-five (45) days after the last day of each such quarter, deliver to Lender:

(i) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement.

(e) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.03. Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects, except for obsolete, slow-moving or worn-out Inventory and ordinary wear and tear. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Closing Date and as such practices may be modified from time to time in the ordinary course of business.

6.04. Taxes; Pension. Timely file (taking into account any applicable extensions), and require each of its Subsidiaries to timely file, all required federal tax returns and all other material tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.08 hereof; deliver to Lender, upon reasonable request, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.05. Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and shall waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender (for the ratable benefit of Lender), as additional insured. The Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days (ten (10) days for non-payment of premium) prior written notice before any such policy or policies shall be materially altered or cancelled. At Lender’s request, Borrower shall deliver to the Lender certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender, for the ratable benefit of Lender, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged Property or the purchase of other productive assets that are ordinarily used in the Borrower’s business; provided that any such replaced or repaired Property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, for the ratable benefit of Lender, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.05 or to pay any amount or furnish any required proof of payment to third persons, Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.05, and take any action under the policies Lender deems prudent.

6.06. Operating Accounts.

(a) Maintain Borrower’s and Guarantors Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Lender with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Excluded Accounts.

(b) Borrower shall provide Lender ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account and shall ensure that the account balance of such Collateral Account is at all times in compliance with the applicable restrictions set forth in this Agreement. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account (held for the ratable benefit of Lender) in accordance with the terms hereunder no later than ten (10) Business Days of the establishment of such Collateral Account; provided that no funds may be maintained in any such Collateral Account until the Borrower or any Guarantor (as applicable) has executed and delivered a Control Agreement over such Collateral Account. The provisions of this Section 6.06(b) shall not apply to Excluded Accounts.

(b) Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.06 and the defined term Excluded Accounts.

6.07. Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Lender in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

6.08. Litigation Cooperation. Commencing on the Closing Date and continuing through the termination of this Agreement, upon reasonable prior written notice and at reasonable times, make available to Lender, without expense to Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.09. Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Closing Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.02, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, at Lender’s election, Borrower shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender within thirty (30) days after receipt of Lender’s request.

6.10. Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Closing Date, Borrower or such Subsidiary shall promptly notify the Lender of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Lender a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.

6.11. Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12. Inspection. Borrower will permit any of Lender’s officers or other representatives, at reasonable times and upon reasonable prior written notice (unless an Event of Default has occurred and is continuing, in which case no notice shall be required), to visit and inspect Borrower’s location(s) or where any Collateral is kept during regular business hours to examine and audit all of Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants (provided that Borrower is given the opportunity to be present at such discussion) and attorneys (subject to the preservation of attorney-client privilege). Borrower shall pay to Lender all reasonable and documented out-of-pocket fees based on Lender’s then-standard rates for such inspections, currently at the rate of One Thousand One Hundred and No/100 Dollars ($1,100.00) per day, per Person (plus reasonable out-of-pocket expenses); provided, however, that if no Event of Default has occurred and is continuing, Borrower’s obligation to pay Lender such fees shall be limited to such fees incurred in connection with one (1) inspection per fiscal year. All reasonable and documented out-of-pocket costs, fees and expenses incurred in accordance with the prior sentence by Lender in connection with such inspections shall constitute Expenses for purposes of this Agreement.

6.13. Access to Cloud Services Provider and Books and Records. Upon the occurrence and during the continuance of an Event of Default, at Lender’s request, Borrower shall promptly provide to Lender, or cause to be promptly provided to Lender, any password or other information necessary to cooperate with Lender to provide access to (or provide reports from or create a separate user account with appropriate permissions) for Lender to access Borrower’s books and records (including any accounts receivable and related financial records) located on any intangible or similar medium (i.e., the “cloud”, etc.) in order for Lender to exercise any of its rights and remedies hereunder, including, without limitation, with respect to the Oracle America, Inc. and the Subscription Services Agreement; provided, that, such access shall be subject to the applicable terms of service of Oracle America, Inc.

6.14. Notice of Action. Borrower will promptly notify Lender in the event it becomes aware of:

(a) any legal action, dispute, setoff, counterclaim, defense or reduction that is actually asserted by an Obligor with respect to any Account that could reasonably be expected to have a material adverse effect on the collectability of such Account or all Accounts collectively

(b) (1) that Borrower or any Subsidiary of Borrower, officer, manager, or employee: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a formal proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a formal proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a formal proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq. (to the extent such action is not under seal, or if under seal, solely to the extent Borrower has received notice thereof); (2) any formal written allegations of material licensure violations or fraudulent acts or omissions involving Borrower or any Subsidiary of Borrower made by a Governmental Authority; (3) the pending or threatened in writing imposition of any material fine or penalty by any Governmental Authority under any Healthcare Law against Borrower or any Subsidiary of Borrower; (4) any changes in any Healthcare Law (including the adoption of a new Healthcare Law) known to Borrower or any Subsidiary of Borrower that Borrower has disclosed in a filing with the Securities and Exchange Commission as a material event; or (5) any pending or threatened in writing revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any material Healthcare Permit.

6.15. Verification of Information. At the request of Lender and at Lender’s sole cost and expense, Borrower will use commercially reasonable efforts to promptly provide and verify the accuracy of information concerning Borrower and its Subsidiaries of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrower and its Subsidiaries as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts (the “Securities”); provided that Borrower shall not be required to disclose any (i) Protected Health Information (PHI) or other confidential patient data in violation of HIPAA or other privacy laws, (ii) information subject to attorney-client privilege or the attorney work-product doctrine, or (iii) material non-public information if the disclosure thereof would violate applicable securities laws (including Regulation FD) or Borrower’s internal insider trading policies. Such information provided specifically by Borrower in writing and approved by Borrower for inclusion in such offering documents (“Borrower Information”) may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. Such Borrower Information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such Borrower Information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Borrower shall have no liability to Lender or any other Person for the content of any such offering documents (other than the Borrower Information) or for any act or omission of Lender in connection with such securitization.

6.16. Accounts Receivables Monitoring System. Borrower shall deliver to Lender or its agents the Accounts Detail File in accordance with Section 2.02(d) hereof and shall use commercially reasonable efforts to assist during normal business hours, Lender or its agent in completing and maintaining such exchange of files such that the Lender’s accounts receivable monitoring system can interpret the Accounts Detail File provided by Borrower; provided, however, that Borrower shall not be required to materially modify its existing accounting software or incur material out-of-pocket expenses to achieve such compatibility.

6.17. Collateral Reporting. Borrower agrees to furnish to Lender such additional information as Lender may from time-to-time reasonably request in writing in connection with monitoring the Collateral, at the times and in the manner reasonably specified by Lender.

6.18. Compliance with Laws.

(a) Without limiting the generality of Section 6.01, Borrower agrees to comply in all material respects with all Environmental Laws, applicable to the ownership (to the extent Borrower owns any real Property) and/or use of Borrower’s real Property and operation of its business, if the failure to so comply could reasonably be expected to cause a Material Adverse Change; provided, that, with respect to any leased real Property, Borrower’s obligations under this Section shall be limited to Environmental Laws applicable to Borrower’s specific operations at such Property and not to the condition of the real Property or the soil/groundwater itself (unless caused by Borrower). Borrower shall not be deemed to have breached any provision of this Section 6.18(a) if (i) Borrower promptly commences and diligently pursues a cure of such breach upon obtaining knowledge thereof and (ii) such failure is cured within thirty (30) days following the earlier of Borrower’s knowledge of such breach or Borrower’s receipt of notice from Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame (not to exceed 90 days) based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(b) Borrower and each of Borrower’s Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Healthcare Permits which are necessary for the ownership of its assets and the conduct of its business (except where Borrower has determined in its good faith business judgment that the maintenance of such Healthcare Permit is no longer necessary or desirable for the conduct of its business); and (ii) keep and maintain all material records required to be maintained by any Governmental Authority or otherwise under any Healthcare Law in compliance in all material respects with such Healthcare Laws; provided, however, that any non-compliance with the foregoing clauses (i) and (ii) shall not constitute a breach of this covenant unless such failure would reasonably be expected to result in a Material Adverse Change.

(c) Borrower and each of Borrower’s Subsidiaries shall maintain a corporate and health care regulatory compliance program to the extent required under Requirements of Law.

6.19. Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrower shall;

(a) within thirty (30) days of the Closing Date (or such later date as Lender may agree to in its sole discretion) deliver to Lender a duly executed landlord consent or bailee waiver, as applicable (each in form and substance reasonably acceptable to Lender), with respect to any locations (if any) as required under Section 6.09.

ARTICLE 7

NEGATIVE COVENANTS

Borrower covenants that until all of Borrower’s Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated, Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior consent of the Lender:

7.01. Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or Property, except for Transfers (a) of Inventory in the ordinary course of business and not pursuant to any bulk sale; (b) of worn out, obsolete, surplus or uneconomic Equipment or other assets no longer used or useful in the business; provided that such Transfers shall not include any Intellectual Property that is material to the business of Borrower or any Guarantor; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) of cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement; (e) of assets among Borrower, or Guarantors or Transfers of assets by a Subsidiary of Borrower to Borrower, or Guarantor; (f) [reserved]; (g) on a non-recourse basis and in the ordinary course of business of past due accounts receivable in connection with the settlement of delinquent accounts receivable or in connection with bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement; (h) [reserved]; (i) the transfer of proceeds to [***] pursuant to the Litigation Funding Agreements solely from the proceeds of the related claims; and (j) other Transfers not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; provided that such Transfers shall not include any Intellectual Property that is material to the business of Borrower or any Guarantor.

7.02. Changes in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Closing Date or reasonably related thereto; (b) liquidate or dissolve (provided that any Subsidiary may liquidate or dissolve into Borrower or any other Subsidiary); or (c) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days of such cessation; or (d) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40.00%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.03, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without (i) written notice to Lender within ten (10) Business Days of such event add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in assets or Property of Borrower or any of its Subsidiaries, as applicable) and (ii) at least ten (10) Business Days prior written notice to Lender: (A) change its respective jurisdiction of organization, (B) except as permitted by Section 7.03, change its respective organizational structure or type, (C) change its respective legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.03. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any Property of another Person (other than purchases of inventory, supplies, and equipment in the ordinary course of business), in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.04. Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.05. Encumbrance. Create, incur, allow, or suffer any Lien on any of its Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender, for the ratable benefit of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.01 hereof and the definition of “Permitted Liens”.

7.06. Maintenance of Collateral Accounts. With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.06 hereof.

7.07. Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock, except for (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) so long as no Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities (except for Disqualified Equity Interests), (iii) repurchases pursuant to the terms of employee stock purchase plans, employee or director restricted stock, restricted stock unit or performance stock unit agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Million Dollars ($1,000,000.00) in the aggregate per fiscal year, (iv) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities, (v) repurchases of equity interests deemed to occur upon the “cashless” or “net” exercise of stock options or warrants if such equity interests represent a portion of the exercise price or withholding taxes thereof, (vi) the conversion of any convertible securities into equity interests (other than Disqualified Equity Interests) pursuant to the terms of such convertible securities or otherwise in exchange thereof and (vii) distributions in connection with the retention of equity interests in payment of withholding taxes in connection with equity-based compensation plans, provided such repurchases do not exceed One Million Dollars ($1,000,000.00) in the aggregate per fiscal year; or (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless (i) being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, (ii) such prepayment is of Subordinated Debt and is explicitly permitted by the terms of the applicable subordination, intercreditor, or other similar agreement, or (iii) [reserved]; or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing Property to Borrower. For the avoidance of doubt, the remittance of proceeds collected from Agency Receivables to the applicable Stocking Distributor shall not constitute a restricted payment for any purpose pursuant to this Agreement.

7.08. Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.09. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries; (c) reasonable and customary fees, compensation, benefits and indemnities paid or provided to directors, officers, and employees of Borrower or any of its Subsidiaries in the ordinary course of business; (d) reimbursement of reasonable out-of-pocket costs and expenses of directors, officers and employees; and (e) transactions strictly among Borrower and its Subsidiaries (or among such Subsidiaries) that are not otherwise prohibited by this Agreement.

7.10. Subordinated Debt.. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders (c) payments made with the proceeds of a refinancing of such Subordinated Debt with other Permitted Indebtedness that is subordinated to the Obligations to at least the same extent; or (b) amend any provision in any document relating to the Subordinated Debt which would increase the principal amount thereof (other than as a result of the capitalization of interest) or adversely affect the subordination thereof to Obligations owed to Lender; provided, however, that the foregoing shall not prohibit any amendment to such documents to extend the maturity date thereof, reduce the interest rate or redemption premium thereon, or modify covenants or events of default in a manner less restrictive to the Borrower.

7.11. Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Revolving Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA to the extent that such failure could reasonably be expected to result in a Material Adverse Change; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (d) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12. Compliance with Anti-Terrorism Laws. Directly or indirectly, knowingly or permit any Affiliate to knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Directly or indirectly or permit any Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13. Financial Covenants. Beginning on the Closing Date and at all times thereafter:

(a) Borrower shall not permit Qualified Cash to be less than the Liquidity Threshold.

(b) if Borrower’s Qualified Cash is less than the Liquidity Threshold, the Borrower’s Net Product Revenue calculated on a trailing twelve (12) month basis, and tested as of the end of the most recent month for which financial statements have been delivered pursuant to Section 6.02(a)(i), shall not be less than the greater of (x) one hundred seventy five percent (175.00%) of the Term Loans Obligations or (y) One Hundred Ninety Million Dollars ($190,000,000.00).

7.14. Material Agreements. Borrower will not and will not permit any of its Subsidiaries to, directly or indirectly, amend or otherwise modify any Material Agreement, which amendments or modifications in any case: (a) is contrary to the terms of this Agreement or any other Loan Documents or (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Lender or its ability to enforce the same.

7.15. Term Loan Facility. Borrower shall not (a) make or permit any payment on any Term Loan Obligations, except in accordance with the terms of the Intercreditor Agreement (or from the proceeds of a permitted refinancing), or (b) amend any provision in any Term Loan Document in a manner not permitted by the Intercreditor Agreement or in a manner materially adverse to the interest of the Lender.

ARTICLE 8

DEFAULT

8.01. Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement.

(a) Payment Default. Borrower fails to make any payment of principal or interest on any Revolving Loan or to pay any other Obligation on its due date;

(b) Covenant Default.

(i) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.02 (Financial Statements, Reports, Certificates), 6.04 (Taxes), 6.05 (Insurance), 6.06 (Operating Accounts), 6.07 (Protection of Intellectual Property Rights), 6.09 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Post-Closing Obligations) or Borrower violates any provision in Section 7;

(ii) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such Person is a party, and as to any default (other than those specified in this Section 8.01) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the earlier of (i) receipt of written notice of such default from Lender or (ii) Borrower’s actual knowledge of such default; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Revolving Loans shall be made during such cure period);

(c) Material Adverse Change. The occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Change;

(d) Attachment; Levy; Restraint on Business.

(i) (1) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (2) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any Governmental Authority, and the same under subclauses (1) and (2) of this clause (d)(i) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(ii) (1) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

(e) Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within sixty (60) days (but no Revolving Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

(f) Other Agreements. There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in the acceleration of the maturity of any Indebtedness in an amount in excess of One Million and No/100 Dollars ($1,000,000.00) individually or Two Million and No/100 Dollars ($2,000,000.00) in the aggregate; or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder in an amount in excess of One Million and No/100 Dollars ($1,000,000.00) individually or Two Million and No/100 Dollars ($2,000,000.00) in the aggregate, provided that such default has not been cured or waived within any applicable grace or cure period provided in such Material Agreement;

(g) Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million and No/100 Dollars ($2,000,000.00) (not covered by independent third‑party insurance as to which a valid claim has been submitted and such liability has not been expressly rejected in writing by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, unstayed or unbonded for a period of forty-five (45) days after the entry thereof;

(h) Misrepresentations. Borrower or any of its Subsidiaries or any Responsible Officer acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made; provided, however, that to the extent such incorrect representation or warranty is contained in a writing delivered periodically hereunder and results solely from an inadvertent clerical or administrative error, such breach shall not constitute an Event of Default if Borrower corrects such error within three (3) Business Days of discovery;

(i) Subordinated Debt. A default or breach occurs under any subordination agreement by Borrower, or any creditor that has signed such an agreement with Lender breaches any terms of such agreement that results in the receipt of a payment by such creditor that is not permitted by the terms thereof, and such default or breach is not cured within any applicable grace or cure period set forth therein.

(j) Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; and such failure continues after the expiration of any applicable cure or grace period specified therein; (c) any circumstance described in Section 8.01 occurs with respect to any Guarantor; or (d) a Material Adverse Change occurs with respect to any Guarantor that severely impairs such Guarantor’s ability to perform its obligations under the Guaranty;

(k) Government Approvals; FDA Action. (a) Any Governmental Approval necessary for the conduct of Borrower’s business shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in a Material Adverse Change; or (b) (i) the FDA, U.S. Department of Justice (“DOJ”) or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products that had Net Product Revenue of at least Four Million and No/100 Dollars ($4,000,000.00) in the prior twelve (12) months from the date of such recall, withdraw, removal or discontinuation, even if such action is based on previously disclosed conduct; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries (net of any insurance proceeds actually received) of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of One Million and No/100 Dollars ($1,000,000.00) or more (net of any insurance proceeds actually received), or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change;

(l) Lien Priority. Except as the result of the action or inaction of the Lender, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of Applicable Law or are expressly permitted under the terms of this Agreement to have priority; or

(m) Criminal Proceedings. The indictment of the Borrower or any of its Subsidiaries under any criminal statute, or the conviction of the Borrower or any of its Subsidiaries for a felony or any crime involving fraud, embezzlement, or financial misconduct, or the forfeiture of any material portion of the Collateral.

8.02. Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder after the expiration of the cure periods provided herein, if any.

8.03. Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, Lender may, in its discretion, charge Borrower the Default Rate on all then outstanding or thereafter incurred Obligations and/or withhold or cease making Advances under the Credit Facility, unless such Event of Default is cured to Lender’s reasonable satisfaction or waived in accordance herewith.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in Section 8.01(e) hereof shall automatically cause a termination of the Credit Facility without notice or demand).

(c) The Lender will be entitled to take any and all actions to enforce its claims against Borrower to recover the balance of the Indebtedness then due, including being entitled to pursue all remedies provided for by law, equity, or otherwise;

(d) The Lender will be entitled to take any and all actions permitted by this Agreement and the other Loan Documents, and/or by law, equity or otherwise;

(e) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, while it exists, exercise all rights under the UCC and any other Applicable Law or in equity, by contract or otherwise, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Subject to all Applicable Laws and regulations governing payment of Medicare and Medicaid receivables or receivables owing by a Governmental Authority, the right to “take possession” of or foreclose on the Collateral (including removing from any premises at which same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts) by any available judicial procedure, or without judicial process, and to enter any premises at which any Collateral may be located for the purpose of taking possession of or removing the same, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender and Lender may, in its own name or in the name of Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its commercially reasonable discretion, and Lender may do all of the foregoing with or without judicial process (including notifying the United States postal authorities to redirect mail addressed to Borrower to an address designated by Lender) and may use, at Borrower’s expense, such of Borrower’s personnel, supplies or space as may be necessary to manage such Accounts;

(ii) The right to require Borrower, at Borrower’s expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrower’s information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion;

(iii) The right to reduce or modify the Revolving Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason; or

(iv) The right to sell, assign and deliver all or any part of the Collateral and any returned, reclaimed or repossessed merchandise, in the name of Borrower or Lender, or in the name of such other party as Lender may designate, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at Lender’s sole discretion, with or without warranties or representations (including warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by Borrower. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lender shall have the right, at its sole discretion, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lender shall deem appropriate.

(f) Borrower hereby agrees that a notice received by it at least ten (10) calendar days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by Applicable Law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

(g) Lender is hereby granted, until the Obligations are paid in full and all obligations of Lender hereunder are terminated, a worldwide license to use, after the occurrence and during the continuance of an Event of Default and without charge, all of Borrower’s labels, trademarks (and associated goodwill), copyrights, patents and advertising matter, and any other form of Intellectual Property, as they pertain to the Collateral, in completing production of, advertising for sale and selling of any Collateral; provided, however, that (i) Lender shall not create any new advertising materials, marketing collateral, or product claims regarding the Collateral without Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed, but limited to ensuring compliance with applicable Healthcare Laws and Borrower’s product labeling), and (ii) Lender acknowledges that its use of such Intellectual Property shall be subject to compliance with all applicable Healthcare Laws.

(h) Notwithstanding any provision of this Section 8.03 to the contrary, upon the occurrence of an Event of Default, the Lender shall have the right to exercise any and all remedies referenced in this Section 8.03.

8.04. [INTENTIONALLY OMITTED].

8.05. Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations (other than inchoate indemnity obligations for which no claim has been asserted in writing) are satisfied in full (or, with respect to contingent or disputed Obligations, have been cash collateralized in a manner reasonably satisfactory to Lender). The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence and during the continuation of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order (subject to the requirement that Lender act in a commercially reasonable manner regarding the disposition of Collateral as required by the UCC).

8.06. Set-Off. Upon the occurrence and during the continuance of an Event of Default, Lender and/or any Affiliate of Lender and/or participant with Lender shall have and be deemed to have, the immediate right of set-off and may apply the funds or other amounts or Property thus set off against any of Borrower’s Obligations hereunder (other than funds held in Excluded Accounts or trust accounts held for the benefit of third parties) provided, however, that Lender shall notify Borrower in writing promptly after such set-off and application (provided that the failure to give such notice shall not affect the validity of such set-off).

8.07. Application of Proceeds. The net cash proceeds resulting from Lender’s exercise of any of Lender’s rights pursuant to this Article 8 (after deducting all Expenses relating thereto) shall be applied by Lender to the payment of the Obligations as set forth in Section 2.08(b) hereof, and Borrower shall remain liable to Lender for any deficiencies, and Lender in turn agrees to promptly (and in any event within three (3) Business Days) remit to Borrower or its successors or assigns, any surplus resulting therefrom (subject to the rights of any other secured creditor having a subordinate Lien on such Collateral, including pursuant to the Intercreditor Agreement.

ARTICLE 9

MISCELLANEOUS

9.01. GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.

9.02. Integrated Agreement. This Agreement, the Revolving Note and the other Loan Documents shall be construed as integrated and complementary of each other. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.03. Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any third party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and reasonable and documented out-of-pocket Lender’s Expenses incurred, or paid by Indemnified Person in connection with; related to; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable and documented attorneys’ fees and expenses), except, in each case, for Claims and/or losses to the extent determined by a court of competent jurisdiction by final judgment to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable and documented expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds; provided, however, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to any such Claims, losses or expenses that resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith. The provisions of this Section 9.03(b) shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations. This Section 9.03(b) and Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Lender shall not be liable for, and Borrower hereby agrees that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrower’s direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrower shall indemnify and hold Lender harmless from all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with such suit.

9.04. Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding

Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.05. Expenses of Lender. At Closing and from time to time thereafter, Borrower will pay all reasonable and documented out-of-pocket expenses of Lender within five (5) Business Days of demand (including search costs, audit fees, appraisal fees, and the reasonable fees and expenses of one firm of outside legal counsel for Lender and one firm of local counsel in each relevant jurisdiction) relating to this Agreement and the other Loan Documents (collectively, the “Expenses”). Notwithstanding the foregoing, “Expenses” shall not include costs or expenses resulting from the gross negligence or willful misconduct of Lender as determined by a court of competent jurisdiction by final judgment. Any Expenses not paid within such five (5) Business Day period by Lender shall bear interest at the Default Rate. The Expenses will be reduced by the unapplied portion, if any, of the One Hundred Thousand and No/100 Dollars ($100,000.00) due diligence deposit paid by Borrower to Term Loan Collateral Agent.

9.06. Confidentiality. [In handling any confidential information of Borrower, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but in no event less than reasonable care, and shall use such confidential information solely for the purposes of administering the Loan Documents. Disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to Lender’s Subsidiaries or Affiliates, or in connection with Lender’s own financing or securitization transactions; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Revolving Loan (provided, however, the Lender shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order (provided that Lender shall, to the extent permitted by law, notify Borrower prior to such disclosure so that Borrower may seek a protective order or other appropriate remedy); (d) to Lender’s regulators or as otherwise required in connection with an examination or audit; (e) as Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of Lender so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lender, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to the Lender through no breach of this provision by Lender; or (ii) is disclosed to Lender by a third party, if the Lender does not know that the third party is prohibited from disclosing the information. Lender may use confidential information for the development of client databases and market analysis solely for internal purposes and subject to all confidentiality obligations herein. The agreements provided under this Section 9.06 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 9.06.

9.07. Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in Person or if sent by facsimile, by scanned image or by nationally recognized overnight courier, or via first-class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;

(b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received; and

(c) Lender shall be fully entitled to rely upon any facsimile or scanned image transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.08. Brokerage. Borrower represents that Borrower has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including Lender’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.09. Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10. Survival. All warranties, representations, and covenants made by Borrower herein, or in any of the other Loan Documents or on any certificate, document or other instrument executed and delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument specifically referenced herein and prepared and/or delivered to Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other Loan Document shall be deemed continuing until all Obligations are paid in full in cash (or, with respect to contingent or disputed Obligations, have been cash collateralized in a manner reasonably satisfactory to Lender) and this Agreement is terminated (other than inchoate indemnity obligations for which no claim has been asserted in writing).

9.11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

9.12. Duplicate Originals. Two (2) or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.13. Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14. Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15. Third Parties. No rights are intended to be created hereunder, or under any other Loan Document for the benefit of any third-party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including Borrower’s duties under any Account or contract with any other Person.

9.16. Waivers.

(a) Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration (except as otherwise expressly provided in this Agreement or the other Loan Documents). To the extent there is more than one Borrower hereunder, each of such Borrower hereby irrevocably, unconditionally and fully subordinates in favor of Lender any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against the other co-Borrower(s), on account of payments made under this Agreement, including any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. To the extent there is more than one Borrower hereunder, each of such Borrower waives any event or circumstances that might constitute a legal or equitable defense of, or discharge of, such Borrower. Furthermore, Borrower agrees that if Borrower makes any payment on the Obligations or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, in whole or in part, including without limitation in connection with any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of Borrower or against or in payment of any or all of the Obligations (except as required by the UCC).

(b) Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion, may: (i) settle, compromise or grant releases for liabilities of Borrower, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations in accordance with the terms hereof, and (iii) following and during the continuance of an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrower (except as otherwise expressly provided in this Agreement and the other Loan Documents), who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(c) The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including other Borrower), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrower or any delay in enforcing, or any failure to enforce, any rights against Borrower or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any Lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations, (v) the existence or nonexistence of any defenses which may be available to the other Borrower with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower; provided, however, that nothing contained in this Section shall constitute a waiver of any defense, offset, or counterclaim to the extent resulting from the gross negligence or willful misconduct of Lender (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(d) Borrower subordinates all present and future indebtedness owing by any other Borrower to such Borrower to the obligations at any time owing by such other Borrower to Lender under this Agreement and the other Loan Documents. Borrower assigns all such indebtedness to Lender as security for the Obligations. Borrower agrees that, upon the occurrence and during the continuance of an Event of Default, it will make no claim on such indebtedness until the Obligations have been fully discharged in cash. Borrower further agrees not to assign all or any part of such indebtedness without the prior written consent of Lender.

9.17. CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, NEW YORK IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER AND LENDER WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER AND LENDER IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.18. WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.19. Publication. Borrower grants Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (a) the names of Borrower and Lender, (b) the size of the transaction and (c) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals; provided, however, that any such publication, advertisement, or use of Borrower’s name, logo, or trademark shall be subject to Borrower’s prior written review and approval (which approval shall be not unreasonably withheld or delayed).

9.20. Discharge of Taxes, Borrower’s Obligations, Etc. Lender, in its good faith discretion, shall have the right at any time, and from time to time, with at least five (5) Business Days’ prior written notice to Borrower, if Borrower fails to do so within such five (5) Business Day period after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrower’s Obligations hereunder or under any other Loan Document that are then due and payable, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and has established appropriate reserves therefor under GAAP (and effectively stays the enforcement of such Lien). Expenses and advances shall be deemed Advances hereunder and shall bear interest at the rate then-applicable to Revolving Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.21. Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any party’s obligations hereunder, the other party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.22. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”). Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, or to a then-current direct competitor of Borrower, as reasonably determined by Lender at the time of such assignment. Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Annex II attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Annex II attached hereto (it being understood that the documentation required under Section 7 of Annex II attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.22; provided that such participant shall not be entitled to receive any greater payment under Annex II attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

9.23. Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

9.24. Authority. Without limiting the powers granted to Lender in Section 8.03 hereof, if an Event of Default shall have occurred and be continuing, Borrower hereby authorizes Lender, or any Person or agent which

Lender may designate, at Borrower’s cost and expense, to exercise all the following powers, which authority shall be irrevocable until the termination of this Agreement and the full and final payment and satisfaction of the Obligations (but shall automatically terminate upon the cure or waiver, in each case, in writing, of such Event of Default) to: (a) receive, take, endorse, sign, assign and deliver, all in the name of Lender or Borrower, any and all checks, notes, drafts and other documents or instruments relating to the Collateral; (b) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate (provided, however, that Lender shall promptly turn over to Borrower all such mail not relating to the Collateral, including legal notices, tax correspondence, and general business correspondence); (c) request from customers indebted on Accounts at any time, in the name of Lender, information concerning the amounts owing on the Accounts; (d) request from customers indebted on Accounts at any time, in the name of Borrower any certified public accountant designated by Lender or any other designee of Lender, information concerning the amounts owing on the Accounts; (e) transmit to customers indebted on Accounts notice of Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to Lender for Borrower’s account (subject to all Applicable Laws and regulations governing payment of Medicare and Medicaid receivables or receivables owing by a Governmental Authority); and/or (f) take or bring, in the name of Lender or Borrower all steps, actions, suits or proceedings deemed by Lender in its commercially reasonable judgment to enforce or effect collection of the Accounts.

9.25. Usury Limit. In no event shall Borrower, upon demand by Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under Applicable Law. If Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to Borrower. This Section 9.25 shall control every other provision of this Agreement, the other Loan Documents and any other agreement made in connection herewith.

9.26. Termination. Except as otherwise provided in Article 8 hereof, Lender may terminate this Agreement only as of the Maturity Date. Borrower may terminate this Agreement at any time prior to the Maturity Date only in accordance with the terms of Section 2.03(c).

[Remainder of Page Intentionally Left Blank]

Signature Page to Credit Agreement (Treace)

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER:	TREACE MEDICAL CONCEPTS, INC., a Delaware corporation
Address for notices to Borrower:
By: /s/ Mark L. Hair Name: Mark L. Hair Title: Chief Financial Officer
TREACE MEDICAL CONCEPTS, INC. 100 Palmetto Park Place Ponte Vedra, FL 32081 Attn: Chief Financial Officer Email: ###

Signature Page to Credit Agreement (Treace)

LENDER: Address for notices to Lender: One International Plaza, Suite 220 Philadelphia, PA 19113 Thomas Schneider, CEO P: ### F: ### Email: ###	GEMINO HEALTHCARE FINANCE, LLC d/b/a SLR HEALTHCARE ABL, a Delaware limited liability company By: /s/ Jennifer W. Leibowitz Name: Jennifer W. Leibowitz Title: Senior Vice President

ANNEX I

DEFINITIONS

“Account(s)” means (a) all of Borrower’s present and future accounts, payment intangibles, instruments and chattel paper (including electronic chattel paper) (all as defined in the UCC) and all other rights of Borrower to receive payments including the third-party reimbursable portion of accounts receivable owing to Borrower arising out of the delivery by Borrower of medical, surgical, diagnostic, treatment or other professional or medical or healthcare-related services and/or the supply of goods related to any of such services (whether such services are supplied by Borrower or a third party), including all health-care-insurance-receivables (as defined in the UCC) and all other rights to reimbursement under any agreements with an Obligor, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter-of-credit rights and security interests in respect of the foregoing, and all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Accounts Detail File” has the meaning set forth in Section 2.02(d) hereof.

“Activated Facility Commitment” means the Initial Loan Commitment, plus any activated Additional Tranche.

“Additional Tranche” means the additional amount of Revolving Loans provided pursuant to Section 2.01(a) hereof in excess of the Initial Loan Commitment, each in an amount equal to Ten Million and No/100 Dollars ($10,000,000.00), but in no event shall the sum of (i) the Initial Loan Commitment, plus (ii) all Additional Tranches exceed Fifty Million and No/100 Dollars ($50,000,000.00).

“Advance(s)” means any monies advanced or credit extended, including the Revolving Loans to or for the benefit of Borrower by Lender, under the Credit Facility.

“Advance Rate” means, with respect to Eligible Accounts, eighty-five percent (85%) or such other percentage(s) resulting from an adjustment pursuant to Section 2.01(e) hereof.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agency Receivables” means all accounts related to the invoicing and collection services provided by Borrower in its capacity as an agent, bailee, or fiduciary for a distributor (each, a “Stocking Distributor”) pursuant to the terms of a Distribution Agreement, provided that: (a) such receivables are beneficially owned by such Stocking Distributor and not by Borrower; and (b) Borrower maintains books and records sufficient to distinguish such accounts from the assets of Borrower.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Law” means, as to Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.

“Applicable Rate” means four percent (4.00%) per annum.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“Authorized Officer” means any officer of Borrower authorized by specific resolution of such Borrower to request Revolving Loans and such other matters as set forth in the incumbency certificate referred to in Section 4.01(h) of this Agreement.

“Billing Date” means the last day of the month in which the goods or services were provided.

“Blocked Account” means each bank account that is established by Borrower pursuant to this Agreement and subject to a Control Agreement (other than Excluded Accounts).

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Representative” means TREACE MEDICAL CONCEPTS, INC.

“Borrowing Base” means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, and (b) the sum of (x) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts, as of such date, plus (x) the product of (i) seventy-five percent (75%), times (ii) the Estimated Net Value of all Eligible Inventory, as of such date, minus (y) an amount equal to any reserves, minus (z) unposted cash; provided, on any date of determination, the amount of Eligible Inventory included in the Borrowing Base shall not exceed the lesser of (1) fifty percent (50%) of the Borrowing Base and (2) $5,000,000.

“Borrowing Base Certificate” has the meaning set forth in Section 2.02(a) hereof.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate amount of all Advances outstanding as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, Advances, disbursements, settlements, payments, or other dealings with respect to any Revolving Loan, the term “Business Day” shall also exclude any day that is not a “U.S. Government Securities Business Day”.

“Cash Control Period” means the period of time commencing upon the Lender providing notice of its election to impose a Cash Control Period pursuant to the terms and conditions of a Control Agreement following the occurrence and during the continuance of an Event of Default. For purposes of this Agreement, a Cash Control Period shall be deemed to remain outstanding from the initial date of any Cash Control Period until the earlier of (a) the cure of such Event of Default, (b) the waiver of such Event of Default by the Lender, or (c) the Maturity Date.

“Cash Equivalents” are as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within twenty five (25) months after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within twenty five (25) months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than twenty five (25) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within twenty five (25) months after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; (f) corporate bonds rated at least BBB+ from S&P or at least Baa1 from Moody’s with a remaining maturity of twenty five (25) months or less or an estimated life of less than twenty five (25) months; (g) non-agency asset-backed securities rated AAA from S&P or AAA from Moody’s with an estimated life of less than twenty five (25) months; and (h) debt investments as described in (a), (b), (d), (f) and (g) above with a floating interest rate and a remaining maturity of twenty five (25) months or less or an estimated life of less than twenty five (25) months. The average maturity of the aggregate of all Cash Equivalents shall not be greater than twelve (12) months.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Closing” has the meaning set forth in Section 4.03 hereof.

“Closing Date” has the meaning set forth in Section 4.03 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in Section 3.01 hereof.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.

“Collateral Monitoring Fee” has the meaning set forth in the Fee Letter.

“Collection Account” has the meaning set forth in Section 2.07(a) hereof.

“Collections” means, with respect to any Account, all cash collections on such Account.

“Commercial Lockbox” means collectively, each lockbox and/or deposit account in the name of Borrower and maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts are sent or deposited, and which is subject to a Control Agreement.

“Commitment Fee” has the meaning set forth in the Fee Letter.

“Commodity Account” is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit 6.02.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1.01 hereto as in effect from time to time.

“Conforming Changes” means, with respect to either the use or administration of SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness or other obligation of another Person such as an obligation directly or indirectly guaranteed or co-made by that Person, or for which that Person is otherwise directly or indirectly liable; (b) any obligations for undrawn letters of credit or bank guarantees for the account of that Person; and (c) all obligations from any interest rate hedge agreement, currency swap agreement, or commodity hedge agreement, but only to the extent of the net liability of such Person to the counterparty if such agreement were terminated on the date of determination. Notwithstanding the foregoing, “Contingent Obligation” shall expressly exclude endorsements, guarantees, and other support obligations in the ordinary course of business or related to the sale of inventory or liabilities that are non-recourse to the Person. The amount of a Contingent Obligation shall be the lesser of: (i) the stated or determined amount of the primary obligation for which the Contingent Obligation is made; and (ii) the maximum liability for such Contingent Obligation expressly set forth in the instrument creating the guarantee or support arrangement, determined by the Person in good faith and in accordance with GAAP.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Lender pursuant to which Lender obtains “control” (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Facility” has the meaning set forth in Section 2.01(a) hereof.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a fixed per annum rate equal to the rate that is otherwise applicable thereto plus three percentage points (3.00%).

“Defaulted Account” means an Account as to which (a) the initial ENV has not been received in full as Collections within one hundred twenty (120) days of the Billing Date, or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor.

“Deposit Account” is any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Depository Agreement(s)” means those certain Depository Agreements entered into in connection with this Agreement among Borrower, Lender and the Lockbox Bank, relating to the Commercial Lockbox.

“Disqualified Equity Interests” means, with respect to any Person, any equity interests in such Person that within less than ninety-one (91) days after the Maturity Date, either by its terms (or by the terms of any security or any other equity interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Indebtedness or other equity interests in such Person or of Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Indebtedness or other equity interests in such Person or of Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such equity interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness (other than Permitted Indebtedness) or any other equity interests that would qualify as Disqualified Equity Interests.

“Distribution Agreement” means a written distribution, agency, or similar agreement between Borrower and Stocking Distributor under which the Stocking Distributor is authorized to buy Borrower’s products and resell the Borrower’s products to customers substantially in the form provided to Lender prior to the Closing Date.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Download Date” has the meaning set forth in Section 2.02(d) hereof.

“EBITDA” means, for any period, (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income (i) Interest Expense, (ii) depreciation expense and amortization expense, (iii) income tax expense, (including federal, state, local, and foreign income taxes); and (iv) non-cash charges, expenses, or losses (including stock-based compensation expense, goodwill impairment charges, and non-cash currency losses).

“Eligible Account” means an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and meets the following criteria:

(a) which is a liability of an Obligor which is organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and which is not listed on Schedule 1.01 hereto as an ineligible Obligor;

(b) the Obligor of which is not an Affiliate of Borrower;

(c) after the Closing Date, the Obligor of which has received a letter substantially in the form of Exhibit 4.02(c),

(d) as to which the representations and warranties of Section 5.17 hereof are true;

(e) which is not an Individual Payor Account;

(f) which is not outstanding more than one hundred twenty (120) days past the Billing Date;

(g) the Obligor on which does not have fifty percent (50%) or more of its Accounts owing to Borrower constituting Defaulted Accounts;

(h) to the extent such Account does not include late charges or finance charges (it being understood that only such late charges or finance charges of the Account shall be ineligible);

(i) which is not subject to a bona fide dispute between the Obligor and Borrower (but ineligibility shall be limited to the disputed amount thereof);

(j) which is not owing by a creditor or supplier, or otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(k) with respect to which an action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law has not been commenced by or against the Obligor;

(l) the Obligor on such Account, has not failed, suspended or ceased doing business, is not liquidating, dissolving or winding up its affairs;

(m) the Obligor on which is not insolvent;

(n) which is owing by a Governmental Authority, unless, in the case of the Obligor being the United States or any department, agency or instrumentality thereof, the Account has been assigned to Lender in compliance with the federal Assignment of Claims Act;

(o) which is subject to a duly perfected, first priority Lien in favor of Lender;

(p) the goods giving rise to which Account have been delivered to the Obligor, the services giving rise to which Account have been accepted by the Obligor, or such Account otherwise represents a final sale;

(q) which is not evidenced by Chattel Paper or an Instrument of any kind, or has not been reduced to judgment;

(r) payment of which has not been extended or the Obligor on which has not made a partial payment;

(s) which does not arise from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; or

(t) which does not represent a progress billing or retainage, or relate to services for which a performance, surety or completion bond or similar assurance has been issued; and

(u) which complies with such other criteria and requirements as may be specified from time to time by Lender in its Permitted Discretion.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, as determined by Lender. Notwithstanding the foregoing, (x) in connection with any assignment by Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release Lender from any of its obligations hereunder or substitute any such Person or party for Lender as a party hereto until Lender shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Lender executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Lender reasonably shall require.

“Eligible Inventory” means Inventory of Borrower which meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of Lender and (ii) is not subject to any other assignment, claim or Lien (other than Permitted Liens);

(b) it is salable and not slow-moving, obsolete or discontinued;

(c) it is in the possession and control of Borrower and it is stored and held in facilities owned by Borrower or, if such facilities are not so owned, Lender (i) is in possession of a landlord waiver with respect thereto or (ii) has established reserves against the Borrowing Base with respect thereto in its Permitted Discretion (not to exceed three (3) months’ rent for such location in the absence of an Event of Default);

(d) it is not Inventory produced in violation of the Fair Labor Standards Act, 29 U.S.C. §201et seq. and subject to the “hot goods” provisions contained in Title 29 U.S.C. § 215 (as amended from time to time or any successor statute);

(e) it is not subject to any agreement or license with a third-party which would restrict Lender’s ability to sell or otherwise dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to Borrower or held by Borrower on consignment;

(h) it is not “work-in-progress” Inventory but “finished goods” Inventory;

(i) it is not supply items or packaging;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) Lender shall not have determined in its Permitted Discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which, on any date of determination, subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.

“Equipment” is all “equipment” as defined in the UCC with such additions to such term as may hereafter be made under the UCC, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account or Inventory, an amount equal to the anticipated cash collections as calculated by Lender based upon the applicable Borrower’s historical cash collection and adjustment rate in a manner consistent with Lender’s underwriting procedures in its discretion, except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, withholding Taxes, payroll Taxes, worker's compensation, and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees and identified to Lender by Borrower as such in the Perfection Certificate, provided that the amount deposited therein shall not exceed a period of service longer than two (2) payroll cycles and; (ii) Collateral Accounts securing Liens permitted by the definition of “Permitted Liens”; (iii) fiduciary, trust and escrow accounts in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate at any time (or such higher amount as may be agreed by Lender in its sole discretion); and (iv) zero-balance accounts.

“Existing Loan Agreement” means that certain Credit and Security Agreement dated as of April 29, 2022, by and among Midcap Funding IV Trust, as collateral agent, the lenders party thereto from time to time, and the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Expenses” has the meaning set forth in 9.05(a) hereof.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto or any other comparable Governmental Authority.

“Fee Letter” means that certain Fee Letter dated the Closing Date, between Borrower and the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” has the meaning set forth in Section 2.02(a) hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made under the UCC, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under Applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal Property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Government Reimbursement Program” means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.

“Governmental Approval” is any consent, authorization, license, certification, clearance, exemption, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws.

“Guarantor” is any Person providing a Guaranty in favor of the Lender (including without limitation pursuant to Section 6.10.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real Property.

“Healthcare Laws” means, collectively, any and all federal, state, and local statutes, rules, regulations, and legally binding published guidance pertaining to the medical device industry that are materially applicable to the current business operations of Borrower or any of its Subsidiary, specifically including those laws that impose material liability or standards of conduct concerning: (a) fraud, waste, and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the criminal false statements law (42 U.S.C. § 1320a-7b(a)), including but not limited to; (b) data privacy and security, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), but only to the extent applicable to Borrower’s or any of its Subsidiary’s operations; (c) the federal Food, Drug & Cosmetic Act (21 U.S.C. § 301 et seq.) and related regulations, but only to the extent Borrower or any of its Subsidiaries is a manufacturer, developer, or distributor of products regulated thereunder; and (d) the laws, rules, and regulations governing government reimbursement programs (such as Medicare and Medicaid) to the extent that Borrower or any of its Subsidiaries participates in or receives payments from such programs. “Healthcare Laws” shall exclude general federal, state, and local quality, safety, life safety, and accreditation standards unless a violation of such standards results in a material non-compliance with a law specifically included in clauses (a) through (d) as may be amended from time to time.

“Healthcare Permits” means any and all permits, licenses, authorizations, certificates, clearances, exemptions, registrations, approvals, accreditations and plans of third-party accreditation agencies required under any Healthcare Law.

“Healthcare Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by Borrower with any Healthcare Laws or the requirements of any Healthcare Permit initiated by an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act (42 U.S.C. § 17921 et seq.) and the implementing regulations of same.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of Property or services, such as reimbursement and other obligations for surety bonds and letters of credit, excluding trade payables incurred in the ordinary course of business and not more than ninety (90) days past due, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) Disqualified Equity Interests, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts to the extent due and payable (provided that the amount of such indebtedness shall be deemed to be the amount that is required to be reflected on the balance sheet of such Person in accordance with GAAP), (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business and (l) Contingent Obligations.

“Indemnified Party” has the meaning set forth in Section 9.03(b) hereof.

“Individual Payor Account” means an Account owing by an Obligor who is an individual patient or person who received the goods or services rendered.

“Initial Loan Commitment” means an amount equal to Thirty Million and No/100 Dollars ($30,000,000.00).

“Initial Revolving Loan Advance Date” means the date on which the initial Advance is made hereunder in accordance with the terms and provisions of Section 2.01(a) hereof.

“Initial Term” has the meaning set forth in Section 2.01(d) hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Closing Date between Borrower and Lender, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between Term Loan Collateral Agent and the Lender, and acknowledged and agreed to by the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Expense” means for any fiscal period, the Borrower’s, interest expense (whether cash or non-cash), on a consolidated basis, determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Revolving Loans and other Indebtedness of the Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Rate” has the meaning set forth in Section 2.03(a) hereof.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made under the UCC, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Invoice File” has the meaning set forth in Section 2.02(d)(ii) hereof.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is John T. Treace as of the Closing Date, (ii) Chief Financial Officer, who is Mark L. Hair as of the Closing Date, and (iii) Chief Commercial Officer, who is Gaetano M. Guglielmino as of the Closing Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is defined in the preamble of this Agreement.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other similar encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any Property.

“Litigation Funding Agreements” means any funding agreement or funding agreements to be entered into by and between Borrower and [***], as contemplated by that certain Letter of Intent dated as of October 24, 2025 (the “[***] LOI”), relating to the funding of expenses for the litigation specified therein, along with intercreditor agreements, in each case, which shall be in form and substance reasonably satisfactory to Lender.

“Liquidity Threshold” means an amount equal to (i) sixty percent (60%) times (ii) the outstanding Term Loan Obligations.

“Loan Documents” means this Agreement, the Revolving Note, each Control Agreement, each Depository Agreement, the Fee Letter, the Perfection Certificate, the Intercreditor Agreement, the Intellectual Property Security Agreement, each landlord waiver and collateral access agreement, and all agreements relating to the Commercial Lockbox, all financing statements, any subordination agreements, and any other agreements, instruments, documents and certificates delivered at any time in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor, if any, individually and collectively.

“Loan Request” has the meaning set forth in Section 2.02(a) hereof.

“Lockbox Bank” means [***], a national banking association, or such other bank that is acceptable to Lender.

“[***]” means [***], a Delaware limited partnership.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of Borrower to repay the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Lender under any Loan Document except as the result of the action or inaction of Lender or (iv) the validity, perfection or priority of any Lien in favor of Lender, for the benefit of Lender, on any portion of the Collateral except as the result of the action or inaction of the Lender.

“Material Agreement” is (a) the lease for the Company’s headquarters building at 100 Palmetto Park Place, (b) the Litigation Funding Agreements or (c) any other license or agreement with a Person or Governmental Authority or other contractual arrangement to which Borrower or a Subsidiary of Borrower is a party to whereby the termination of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” has the meaning set forth in Section 2.01(d) hereof.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § § 1395 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Loan Amount” has the meaning set forth in Section 2.02(a) hereof.

“Net Income” means, for any period, the Borrower’s net income, on a consolidated basis, determined in accordance with GAAP.

“Net Product Revenue” means, as of any date of determination, gross revenue (determined in accordance with GAAP) of Borrower and its Subsidiaries with respect to the sale of ordinary course products of Borrower and its Subsidiaries, in each case, excluding the sum of the following amounts (a) any one-time royalty payment or upfront fees and other similar fees, (b) trade, quantity and cash discounts allowed by Borrower, (c) discounts, refunds, rebates, charge backs, retroactive price adjustments, and any other allowances which effectively reduce net selling price of such products, in each case to the extent determined in accordance with GAAP, (d) product returns and allowances with respect to such products, (e) allowances for shipping or other distribution expenses with respect to such products, (f) set-offs and counterclaims with respect to such products, and (g) any other similar and customary deductions used by Borrower with respect to such products in determining net revenues in the Ordinary Course of Business consistent with past practice; provided, that no such amounts shall be deducted pursuant to clauses (a) through (g) unless such amounts were included in the initial calculation of gross revenue.

“New Subsidiary” shall have the meaning set forth in Section 6.10

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrower whether arising out of this Agreement, the Fee Letter or any other Loan Document or otherwise, including all obligations to repay principal of and interest on all the Revolving Loans, and to pay interest, fees, costs, charges, Expenses, professional fees, and all sums chargeable to Borrower under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Open Source Licenses” shall have the meaning set forth in Section 5.02 hereof.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means the ordinary course of business of Borrower or its Subsidiaries, undertaken in good faith by Borrower or such Subsidiaries.

“Participant Register” has the meaning set forth in Section 9.11 hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Perfection Certificate” has the meaning set forth in Section 5.01 hereof.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” means any consensual transaction or series of related transactions for the direct or indirect (a) acquisition by Borrower of all or substantially all of the assets of, all of the ownership interests in, or a business line or unit or division of another Person, including any foreign corporations in the acceptable jurisdictions listed below in this definition and (b) acquisition of any intellectual property and related ancillary rights or assets of any person; provided that:

(a) no Default or Event of Default shall exist immediately before or immediately after the consummation of such acquisition;

(b) such acquired Person or assets shall be in a business of the type permitted pursuant to Section 7.02(a);

(c) such acquisition shall not cause the focus or locations of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States and substantially all of the assets and operations involved in such transaction shall be located in the United States and with respect to any acquisition involving an in-license to a Loan Party, all such in-licenses or agreements related thereto shall constitute “Collateral”;

(d) such acquisition shall not constitute a hostile acquisition;

(e) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirement of Laws and in conformity with all applicable Governmental Approvals;

(f) in the case of the acquisition of the equity interests of such Person, all of the equity interests acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be directly or indirectly owned one hundred percent (100%) by Borrower, and Borrower shall have taken, or caused to be taken, each of the actions set forth in Section 6.10, if applicable within the applicable time periods set forth therein;

(g) in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted under this Agreement;

(h) the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including, “earnouts”, any other contingent or deferred acquisition consideration (provided that such “earnouts” and any other contingent or deferred acquisition consideration shall be unsecured), and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall consist of (i) not more than Twenty Million Dollars ($20,000,000.00) in cash for all such acquisitions during the term of this Agreement and (ii) non-cash consideration consisting solely of equity interests of Borrower (other than Disqualified Equity Interests);

(i) on or prior to the proposed date of consummation of such transaction, the Borrower shall have delivered to the Lender a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition;

(j) Borrower shall have delivered to the Lender at least ten (10) Business Days prior to the closing of such transaction, (i) a notice which shall include a reasonably detailed description of such transaction, (ii) in the case of an acquisition for cash consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), a due diligence package (including, any quality of earnings reports) to the extent available and (iii) copies of the respective agreements, documents or instruments pursuant to which the acquisition is to be consummated;

(k) Borrower has provided evidence satisfactory to Lender demonstrating that (i) the target has EBITDA for the last twelve (12) months (measured at the end of the previous calendar month before such test and without taking into account any synergies, cost savings, efficiencies, or other similar operational or financial savings) of more than Zero Dollars ($0.00) prior to any such transaction being fully consummated and (ii) the cash flow of Borrower and its Subsidiaries, determined on a pro forma consolidated basis after giving effect to such transaction, is not less than the cash flow of Borrower and its Subsidiaries, on a consolidated basis, as it exists immediately prior to giving effect to such transaction, in each case as evidenced by projections (including reasonable detailed calculations thereof) delivered by Borrower to the Lender, which projections shall be in form and substance reasonably acceptable to the Lender;

(l) to the extent that the consideration for any such acquisition includes stock or similar equity interests, the payment of such consideration in the form of stock or similar equity shall comply with the requirements of Section 7.02(d);

(m) Borrower shall be in pro forma compliance with the requirements of Section 7.13 of this Agreement; and

(n) Borrower shall provide to the Lender as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Indebtedness under the Loan Documents or the Term Loan Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

(c) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Lender mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Agreement or in connection with any other commercial agreement entered into by Borrower or a Subsidiary thereof in the ordinary course of business;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary thereof in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates and foreign currency exchange rates by such Person and not for purposes of speculation;

(h) Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations does not at any time exceed One Million Dollars ($1,000,000) outstanding; and

(i) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding.

“Permitted Discretion” means a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of a reasonable business judgment.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Million Dollars ($2,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the Property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Indebtedness arising in connection with the financing of insurance premiums;

(h) Indebtedness arising in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(i) business credit card Indebtedness for credit cards, purchasing or debit cards or other bank card programs not to exceed Two Million Dollars ($2,000,000.00) in the aggregate principal amount at any time outstanding;

(j) Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsements guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services;

(k) [reserved];

(l) other unsecured Indebtedness at any time not to exceed Two Million Dollars ($2,000,000.00) in the aggregate;

(m) solely to the extent that the Term Loan Lenders are Affiliates of Term Loan Collateral Agent, any Term Loan Lender or any investment vehicle managed by the investment manager of the Term Loan Collateral Agent or any Term Loan Lender, Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed an amount equal to the Term Loan Commitment (as defined in the Term Loan Agreement);

(n) to the extent also constituting Permitted Indebtedness (without duplication), Permitted Contingent Obligations;

(o) Indebtedness (if any) owing to [***] (or its permitted assigns) pursuant to the Litigation Funding Agreements in an amount not to exceed the amount(s) required by terms set forth in the [***] LOI at any time, provided that (i) such obligations are non-recourse to the Borrower and its Subsidiaries (except with respect to the proceeds of the specified litigation), and (ii) such obligations are payable solely from the proceeds of the specified litigation (or, in the case of a Buy-Out Option (as defined in the Litigation Funding Agreements) exercised in connection with a transaction that does not comply with the requirements of Section 7.02(d), payable substantially concurrently with the consummation of such transaction that does not comply with the requirements of Section 7.02(d));

(p) Indebtedness owing to Stocking Distributors solely to the extent such Indebtedness represents Agency Receivables in accordance with the applicable Distribution Agreement in an amount not to exceed Four Million and No/100 Dollars ($4,000,000.00) in the aggregate at any time; and

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” means:

(a) Investments disclosed on the Perfection Certificate and existing on the Closing Date;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of Deposit Accounts in which Lender has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of Lender;

(e) Investments in connection with Transfers permitted by Section 7.01;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed One Million Dollars ($1,000,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments made by Borrower or its Subsidiaries in Borrower or its Subsidiaries; provided that the amount of Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors shall not exceed One Million Dollars ($1,000,000.00) per fiscal year;

(j) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non exclusive licensing of technology, the development of technology or the providing of technical support;

(k) the granting of Permitted Licenses;

(l) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(m) Investments constituting Permitted Acquisitions; and

(n) other Investments not to exceed One Million Dollars ($1,000,000.00) in the aggregate during the term of this Agreement.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arm’s length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (C) licenses granted in connection with the settlement of litigation; provided that such licenses are (i) non-exclusive or (ii) exclusive licenses so long as each such license (a) constitutes and arm’s length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (b) limited in territory with respect to a specific geographic country or region outside the United States.

“Permitted Liens” means:

(a) Liens existing on the Closing Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Code and the Treasury Regulations adopted thereunder, provided, however, that such event shall not constitute an Event of Default unless such Lien remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days after the date of such filing;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such Property financed or leased by such Indebtedness and (ii) such liens do not extend to any Property of Borrower other than the Property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the Property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real Property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal Property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.06(a) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.04 or 8.07;

(j) Liens securing Indebtedness permitted under clause (m) of the definition of “Permitted Indebtedness”, so long as such Liens are subject to the terms of the Intercreditor Agreement;

(k) Liens on Collateral Accounts that exclusively serve as cash collateral for the Indebtedness permitted under clauses (h) and (i) of the definition of “Permitted Indebtedness”;

(l) Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted under clause (g) of the definition of “Permitted Indebtedness”;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to security payment of customs duties in connection with the importation of goods;

(n) Liens in the nature of deposits, or liens on Collateral Accounts that exclusively serve as cash collateral, to secure the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business, with a value not to exceed One Million Dollars ($1,000,000.00) in the aggregate;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Leases or subleases of real Property granted in the ordinary course of business;

(q) [Reserved];

(r) to the extent constituting a Lien, Permitted Licenses;

(s) Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Loan Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Lender insuring the lien of the Loan Documents;

(t) any Lien securing Indebtedness permitted under clause (e) of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof and Liens incurred in a refinancing of such Indebtedness secured by such Liens;

(u) Liens (other than Liens arising under ERISA or Liens to secure obligations in respect of Indebtedness for borrowed money) not otherwise permitted by this defined term, which secure obligations permitted under this Agreement not exceeding $1,000,000 in the aggregate at any one time outstanding;

(v) Liens solely in respect of amounts deposited in cash collateral accounts securing credit cards permitted by clause (i) of Permitted Indebtedness;

(w) Liens, titles, and interests of Stocking Distributors in and to Agency Receivables, strictly to the extent expressly arising under the applicable Distribution Agreement;

(x) Liens in favor of [***] on the 'Claims' (as defined in the [***] LOI) and a deposit account containing only funding from [***] pursuant to the Litigation Funding Agreements or proceeds arising in connection with the litigation specified in the Litigation Funding Agreements, provided that, in each case, such Liens are subject to an intercreditor agreement reasonably satisfactory to the Lender; and

(y) Liens solely in respect of amounts deposited in cash collateral accounts securing letters of credit permitted by clause (h) of Permitted Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means an amount equal to (a) the amount of Borrower’s consolidated unrestricted cash and Cash Equivalents held in Collateral Accounts that are subject to Control Agreements in favor of Lender, minus (b) the Qualified Cash A/P Amount.

“Qualified Cash A/P Amount” means an amount equal to (a) the amount of Borrower’s consolidated accounts payable (other than Stocking Distributor Payables) under GAAP not paid after the one hundred twentieth (120th) day following the invoice date for such account payable, plus (b) the amount of Borrower’s consolidated Stocking Distributor Payables under GAAP not paid after the tenth (10th) Business Day of the month following the collection of any such account payable.

“Register” has the meaning set forth in Section 9.11 hereof.

“Registered Organization” is any “registered organization” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Registrations” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA (including, without limitation, biologics license applications, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form-483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, inspectional finding, injunction or consent decree, issued by the FDA, a federal or state court, or the applicable Governmental Authority.

“Regulatory Authority” means the FDA or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical devices.

“Requirements of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer or Chief Financial Officer of Borrower acting alone.

“Revolving Loan(s)” has the meaning set forth in Section 2.01(a) hereof.

“Revolving Loan Commitment” means the Initial Loan Commitment plus the activated amount of each Additional Tranche. For the avoidance of doubt, the aggregate Revolving Loan Commitment on the Closing Date shall be Thirty Million and No/100 Dollars ($30,000,000.00), and if any Additional Tranche is activated pursuant to the terms of this Agreement, the Revolving Loan Commitment shall increase by the amount of such activated Additional Tranche up to an aggregate total amount equal to Fifty Million and No/100 Dollars ($50,000,000.00).

“Revolving Note” has the meaning set forth in Section 2.01(b) hereof.

“Securities” has the meaning set forth in Section 6.15 hereof.

“Securities Account” is any “securities account” as defined in the UCC with such additions to such term as may hereafter be made under the UCC.

“Settlement Date” has the meaning set forth in Section 2.02(a) hereof.

“SLR” has the meaning set forth in the definition of “Term Loan Collateral Agent”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Stocking Distributor Payables” means all accounts payable of Borrower or any of its Subsidiaries related to the invoicing and collection services provided by Borrower for Stocking Distributors pursuant to a Distribution Agreement or otherwise.

“Subordinated Debt” is indebtedness (including any convertible debt) incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms reasonably acceptable to Lender in its discretion.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the United States Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Collateral Agent provides its prior written consent to the entry into such “swap agreement.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Loan and Security Agreement, dated as of December 17, 2025, among Borrower, Term Loan Collateral Agent, and the Term Loan Lenders, as amended, modified, amended and restated, supplemented, refinanced or replaced from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“Term Loan Collateral Agent” means SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent under the Term Loan Agreement.

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement, as they may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.

“Term Loan Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Agreement.

“Term Loans” means the “Term Loans” as defined in the Term Loan Agreement.

“Term SOFR” means the greater of (x) the Term SOFR Reference Rate for a three-month tenor on the first day of the applicable interest period (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) three percent (3.00%) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Fee” has the meaning set forth in the Fee Letter.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Transfer” shall have the meaning set forth in Section 7.01.

“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Unqualified Opinion” means an opinion on financial statements from Grant Thornton LLP or an independent certified public accounting firm acceptable to Lender in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

“Unused Line Fee” has the meaning set forth in the Fee Letter.

ANNEX II

Taxes; Increased Costs.

[***]